                                                               EXECUTION VERSION




                      AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement"), dated as of September 26, 2002, by and among Allied Irish Banks, p.l.c. ("Seller"), a limited liability company incorporated under the laws of Ireland having its registered office at Bankcentre, Ballsbridge, Dublin 4, Ireland, Allfirst Financial Inc. ("Company"), a Delaware corporation having its principal executive office at The Allfirst Building, 25 South Charles Street, Baltimore, Maryland 21201, and M&T Bank Corporation ("Purchaser"), a New York corporation having its principal executive office at One M&T Plaza, Buffalo, New York 14229.

                                   WITNESSETH

         WHEREAS, the parties hereto desire that the Company shall be acquired by Purchaser from Seller (the "Exchange"); and

         WHEREAS, immediately following the consummation of the Exchange, the Company will merge with and into Purchaser, with Purchaser as the surviving entity ("Upstream Merger"); and

         WHEREAS, following the consummation of the Exchange and the Upstream Merger, Allfirst Bank ("Company Bank"), a banking subsidiary of the Company, which shall be a wholly-owned subsidiary of Purchaser following the Upstream Merger, shall merge with and into Manufacturers and Traders Trust Company ("Purchaser Bank"), a bank subsidiary of Purchaser, with Purchaser Bank as the surviving entity ("Bank Merger"); and

         WHEREAS, the persons listed on EXHIBIT A have, or will have within five
(5) business days after the date hereof, entered into Voting Support Agreements in the form set forth as EXHIBIT B; and

         WHEREAS, the parties hereto intend that the combination of the Exchange and the Upstream Merger shall qualify as a reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended ("Code") and that the Exchange shall qualify for the Irish tax treatment provided for in Section 584 Taxes Consolidation Act 1997, as applied by Sections 586 and 587; and

         WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:



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                                   ARTICLE 1.

                                   DEFINITIONS

         1.1 "Acquisition Proposal" is defined in Section 5.13 hereof.

         1.2 "Agreement" is defined in the preamble hereto.

         1.3 "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

         1.4 "Bank Merger" is defined in the recitals hereto.

         1.5 "Cash Consideration" shall mean $886,107,000.

         1.6 "Claim Notice" is defined in Section 9.2(a) hereof.

         1.7 "Closing" is defined in Section 5.8 hereof.

         1.8 "Closing Date" shall mean the date specified pursuant to Section
5.8 hereof as the date on which the parties hereto shall close the Exchange.

         1.9 "Code" is defined in the recitals hereto.

         1.10 "Commission" or "SEC" shall mean the Securities and Exchange Commission.

         1.11 "Company" is defined in the preamble to this Agreement.

         1.12 "Company Bank" is defined in the recitals hereto.

         1.13 "Company Common Stock" is defined in Section 3.1 hereof.

         1.14 "Company Employees" is defined in Section 5.17(a) hereof.

         1.15 "Company ERISA Affiliate" is defined in Section 3.13(a) hereof.

         1.16 "Company Financial Statements" shall mean (i) the consolidated statements of financial condition of the Company as of June 30, 2002 and 2001 and as of December 31, 2001 and 2000 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the six (6) months ended June 30, 2002 and 2001 and each of the three years ended December 31, 2001, 2000 and 1999; respectively, as restated prior to the date hereof and filed by the Company in SEC Documents; and (ii) the consolidated statements of financial condition of the Company and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by the Company in SEC Documents as of dates or with respect to periods ended subsequent to June 30, 2002.

         1.17 "Company Plan" is defined in Section 3.13(a) hereof.

         1.18 "Company Preferred Stock" is defined in Section 3.1 hereof.



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         1.19 "Company Subsidiary" shall mean a Subsidiary of the Company.

         1.20 "Confidentiality Agreement" is defined in Section 5.5 hereof.

         1.21 "Consideration" shall mean the Cash Consideration and the Stock Consideration.

         1.22 "Cure Period" is defined in Section 7.1(b) hereof.

         1.23 "Damages" is defined in Section 9.1(a) hereof.

         1.24 "Employee Issuance" is defined in Section 1.42.

         1.25 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.26 "Excess Shares" is defined in Section 7.2(a)(i) hereof.

         1.27 "Exchange" is defined in the recitals hereto.

         1.28 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.29 "FDIA" shall mean the Federal Deposit Insurance Act.

         1.30 "FDIC" shall mean the Federal Deposit Insurance Corporation.

         1.31 "Fair Market Value" shall mean, with respect to any share of Purchaser Common Stock, as of any date of determination, the arithmetic average of the closing prices of the Purchaser Common Stock for the ten consecutive trading days immediately preceding such date of determination. The closing price for such trading day shall be the reported last sale price, regular way, or, in case no such reported sale takes place on such trading day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Transactions List or, if the Purchaser Common Stock is not listed or admitted to trading on the New York Stock Exchange at such time, on the principal national securities exchange on which the Purchaser Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on The Nasdaq National Market or, if the Purchaser Common Stock is not quoted on The Nasdaq National Market, the average of the closing bid and asked prices on such trading day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for the Purchaser Common Stock on such trading day shall not have been reported through Nasdaq, the average of the closing bid and asked prices for such trading day as furnished by any New York Stock Exchange member firm regularly making a market in the Purchaser Common Stock selected by Purchaser for such purpose and reasonably acceptable to Seller or, if no such quotations are available, the fair market value of the Purchaser Common Stock as determined by a nationally recognized investment banking firm selected by Purchaser for such purpose and reasonably acceptable to Seller.

         1.32 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.



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         1.33 "Financial Holding Company" is defined in Section 2.1 hereof.

         1.34 "General Meeting Circular" is defined in Section 5.2 hereof.

         1.35 "Incumbent Purchaser Board" is defined in Section 1.56 hereof.

         1.36 "Indemnified Parties" is defined in Section 9.1(b) hereof.

         1.37 "Indemnified Purchaser Parties" is defined in Section 9.1(a) hereof.

         1.38 "Indemnified Seller Parties" is defined in Section 9.1(b) hereof.

         1.39 "Indemnifying Party" is defined in Section 9.2(a) hereof.

         1.40 "Information Statement" shall mean the information statement (or similar documents), together with any supplements thereto, filed by the Company in connection with shareholder approval of this Agreement.

         1.41 "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

         1.42 "Issuance Event" shall mean any issuance or sale by Purchaser of Purchaser Common Stock or securities of Purchaser entitled to vote generally in the election of directors of Purchaser or any such issuance upon the conversion of securities of Purchaser convertible into either Purchaser Common Stock or securities of Purchaser entitled to vote generally in the election of directors of Purchaser subsequent to the Closing Date but prior to the Sunset Date, other than (a) any issuance of Purchaser Common Stock or restricted Purchaser Common Stock pursuant to the exercise of Purchaser Stock Options, any Purchaser Stock Plan, any other benefit plan of Purchaser or any Purchaser Subsidiary or any other employee, director or shareholder purchase plan of Purchaser (collectively, an "Employee Issuance") or (b) any issuance solely to Seller or pro rata to all holders of Purchaser Common Stock if (i) immediately prior to such issuance Seller was the beneficial owner of at least fifteen percent (15%) or more of the issued and outstanding shares of Purchaser Common Stock (calculated in accordance with Section 5.9(e)); and (ii) immediately after such issuance Seller was the beneficial owner of less than twenty-two and one half percent (22.5%) of the issued and outstanding shares of Purchaser Common Stock. If for any reason Purchaser has not repurchased shares as required by Section 7.2(c) within the time frame contemplated therein, then, without limiting any other rights with respect thereto Seller may have under this Agreement, any shares of Purchaser Common Stock or restricted Purchaser Common Stock issued pursuant to an Employee Issuance during the period from the date hereof to the Closing shall be deemed to be shares issued pursuant to an Issuance Event occurring on January 1, 2004. If for any reason Purchaser has not repurchased shares as required by Section 7.2(e) within one year following the Employee Issuance, then, without limiting any other rights with respect thereto Seller may have under this Agreement, the shares of Purchaser Common Stock or restricted Purchaser Common Stock issued pursuant to



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such Employee Issuance shall be deemed to be shares issued pursuant to an
Issuance Event occurring on the last day of such one year period.

         1.43 "Material Adverse Effect" shall mean (1) with respect to Seller, a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby; and (2) with respect to the Company or Purchaser, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that in determining whether a Material Adverse Effect with respect to the Company or Purchaser has occurred there shall be excluded any effect on the referenced party to the extent the cause of which is (w) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities;
(x) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally; (y) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets; and (z) the announcement or public disclosure of this Agreement and the transactions contemplated hereby, with respect to clauses (w), (x) or (y) to the extent that a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations; or any action or omission of the Company or Purchaser or any Subsidiary of either of them required by this Agreement or taken with the prior written consent of Purchaser or Seller, as applicable, in contemplation of the Exchange.

         1.44 "Material Regulatory Event" shall mean any administrative enforcement action under Section 8 of the FDIA, memorandum of understanding, written agreement, supervisory letter, or any other action or determination of any regulatory agency relating to the status or conduct of Purchaser or any Purchaser Subsidiary, or any fact, event or circumstance affecting Purchaser's regulatory status or compliance, that would be reasonably likely to create a material burden on Purchaser or any Purchaser Subsidiary or cause any material adverse economic or operating consequences to Purchaser or such Purchaser Subsidiary.

         1.45 "Non-Profit Subsidiaries" is defined in Section 5.12 hereof.

         1.46 "Notice Period" is defined in Section 9.2(b) hereof.

         1.47 "NYSE" shall mean the New York Stock Exchange.

         1.48 "Offer Notice" is defined in Section 7.3(b) hereof.

         1.49 "PBGC" is defined in Section 3.13(c) hereof.

         1.50 "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization.

         1.51 "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed publicly with the SEC subsequent to June 30, 2002 and prior to the date hereof; or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other parties prior to the execution hereof.



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         1.52 "Proxy Statement" shall mean the proxy statement (or similar documents) together with any supplements thereto sent to the shareholders of Purchaser to solicit their votes in connection with the amendment to the Purchaser Bylaws and Certificate of Incorporation and issuance of Purchaser Common Stock pursuant to this Agreement.

         1.53 "Purchaser" is defined in the preamble to this Agreement.

         1.54 "Purchaser Advisor" is defined in Section 4.18 hereof.

         1.55 "Purchaser Bank" is defined in the recitals hereof.

         1.56 "Purchaser Change in Control" shall mean (i) any reorganization, merger, consolidation, recapitalization, or purchase or other acquisition of all or substantially all of the assets of or equity interest of Purchaser or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X under the Securities Laws), or any comparable business combination transaction, whether in one transaction or in a series of related transactions, as a result of which the individuals and entities who were the beneficial owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the outstanding Purchaser Common Stock and the combined voting power of the then outstanding voting securities of Purchaser entitled to vote generally in the election of directors immediately prior to such transaction cease to beneficially own, directly or indirectly, at least a majority of the outstanding shares of the common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Person resulting from such transaction (including, without limitation, a Person which as a result of such transaction owns Purchaser or all or substantially all of Purchaser's assets either directly or through one or more subsidiaries) immediately following consummation of such transaction or series of related transactions, (ii) any acquisition by any single Person or any "group" of Persons (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of twenty percent (20%) or more of the then outstanding shares of Purchaser Common Stock or the combined voting power of the then outstanding voting securities of Purchaser entitled to vote generally in the election of directors, or (iii) individuals who, as of the Closing Date, constitute Purchaser's Board of Directors (the "Incumbent Purchaser Board") cease for any reason to constitute at least a majority of Purchaser's Board of Directors (PROVIDED that any individual becoming a director subsequent to such date whose election, or nomination for election by the stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Purchaser Board shall be considered as though such individual were a member of the Incumbent Purchaser Board), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors.

         1.57 "Purchaser Common Stock" is defined in Section 4.1(a) hereof.

         1.58 "Purchaser ERISA Affiliate" is defined in Section 4.13(a) hereof.

         1.59 "Purchaser Financial Statements" shall mean (i) the consolidated balance sheets of Purchaser as of June 30, 2002 and 2001 and as of December 31, 2001 and 2000 and the



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related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the six (6) months ended June 30, 2002 and 2001 and each of the three years ended December 31, 2001, 2000 and 1999, respectively, as filed by Purchaser in SEC Documents; and
(ii) the consolidated balance sheets of Purchaser and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by Purchaser in SEC Documents as of dates or with respect to periods ended subsequent to June 30, 2002.

         1.60 "Purchaser Plan" is defined in Section 4.13(a) hereof.

         1.61 "Purchaser Stock Options" is defined in Section 4.1(b) hereof.

         1.62 "Purchaser Stock Plans" is defined in Section 4.1(b) hereof.

         1.63 "Purchaser Subsidiary" shall mean a Subsidiary of Purchaser.

         1.64 "Reorganization Agreement" is defined in the preamble to this Agreement.

         1.65 "Registration Rights Agreement" shall mean the Registration Rights Agreement in the form attached as EXHIBIT C.

         1.66 "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

         1.67 "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

         1.68 "Section 5.12 Taxes" is defined in Section 7.5(b) hereof.

         1.69 "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.70 "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

         1.71 "Seller" is defined in the preamble to this Agreement.

         1.72 "Seller Advisor" is defined in Section 2.10 hereof.

         1.73 "Seller Committee Representation" is defined in Section 5.9(a) hereof.

         1.74 "Seller Designees" is defined in Section 5.9(a) hereof.

         1.75 "Seller Maintenance Rights" is defined in Section 7.2(d) hereof.

         1.76 "Seller Shareholder Approval" is defined in Section 2.3(a) hereof.



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         1.77 "Seller Subsidiary" shall mean a Subsidiary of Seller.

         1.78 "Significant Shareholder" is defined in Section 4.1(e) hereof.

         1.79 "Special Dividend" is defined in Section 5.8(c).

         1.80 "Stock Consideration" shall mean 26,700,000 shares of Purchaser Common Stock, subject to appropriate adjustment in the event that prior to the Closing Date the outstanding shares of Purchaser Common Stock have been increased, decreased or changed into or exchange for a different number of shares by reorganization, recapitalization, reclassification, stock dividend, stock split or like changes in Purchaser's capitalization.

         1.81 "Subsidiary" or "Subsidiaries" shall mean with respect to any party, any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes; PROVIDED, HOWEVER, that "Subsidiary" or "Subsidiaries" shall not include any subsidiary trust formed for the purpose of issuing trust preferred or similar securities, nor shall either such term include, with respect to either of Seller or the Company, the Non-Profit Subsidiaries.

         1.82 "Sunset Date" is defined in Section 5.9(b) hereof.

         1.83 "Takeover Laws" is defined in Section 3.27 hereof.

         1.84 "Tax," collectively, "Taxes" shall mean all taxes, however denominated, including any interest, penalties, or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers' compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

         1.85 "Tax Benefit" is defined in Section 9.1(c) hereof.

         1.86 "Tax Proceeding" is defined in Section 7.5(b) hereof.

         1.87 "Tax Return," collectively, "Tax Returns" shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including, but not limited to, original




                                       8
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returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

         1.88 "transactions contemplated hereby" shall mean the Exchange, the Upstream Merger and the Bank Merger.

         1.89 "Upstream Merger" is defined in the recitals hereto.

         1.90 "Written Agreement" is defined in Section 5.4(a) hereof.

                                   ARTICLE 2.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as Previously Disclosed, Seller hereby represents and warrants to Purchaser as follows:

         2.1. ORGANIZATION, STANDING AND AUTHORITY OF SELLER

         Seller is a duly incorporated limited liability company validly existing under the laws of Ireland with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Seller. Seller is registered as a bank holding company under the Bank Holding Company Act and is not registered as a "financial holding company," as defined in the Bank Holding Company Act ("Financial Holding Company").

         2.2. OWNERSHIP OF THE COMPANY

         The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and (except as provided by applicable law) nonassessable and all such shares are directly owned by Seller free and clear of all liens, claims and encumbrances, other than any that may be deemed to result from this Reorganization Agreement. Except for this Reorganization Agreement, the Company does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of the Company and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of Seller to vote or to dispose of such shares. None of the shares of capital stock of the Company has been issued in violation of the preemptive rights of any Person.

         2.3. AUTHORIZED AND EFFECTIVE AGREEMENT

         (a) Seller has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, subject to receipt of approval of the transaction contemplated hereby by the holders of the capital stock of Seller acting by the affirmative vote of the holders of a majority of the capital stock of Seller in accordance with the rules of the London Stock Exchange and the Irish Stock Exchange (the "Seller Shareholder Approval"). The execution and delivery of this Reorganization Agreement and the


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consummation of the transactions contemplated hereby (to the extent Seller is a party thereto) have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, other than the Seller Shareholder Approval.

         (b) Assuming the accuracy of the representation contained in Section 4.5(b) hereof, this Reorganization Agreement constitutes legal, valid and binding obligations of Seller, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles.

         (c) Neither the execution and delivery of this Reorganization Agreement nor consummation of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws (or equivalent organizational documents) of Seller; (ii) assuming the consents and approvals Previously Disclosed by Seller and the Company are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Seller pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation; or
(iii) assuming the consents and approvals Previously Disclosed by Seller and the Company are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on Seller.

         (d) Except as Previously Disclosed and for the Seller Shareholder Approval, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Seller on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. As of the date hereof, the Company is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

         2.4. MATERIAL ADVERSE CHANGE

         Except as Previously Disclosed, Seller has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since June 30, 2002 which, individually or in the aggregate with any other such changes, would have or would reasonably be likely to have a Material Adverse Effect on Seller.

         2.5. ABSENCE OF UNDISCLOSED LIABILITIES

         Except as Previously Disclosed, Seller has no liability (contingent or otherwise), that, when combined with all similar liabilities, would have a Material Adverse Effect on Seller.



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

         2.6. LEGAL PROCEEDINGS

         Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Seller, threatened against Seller or against any asset, interest or right of Seller which would, individually or in the aggregate, have a Material Adverse Effect on Seller.

         2.7. COMPLIANCE WITH LAWS

         Except as Previously Disclosed, Seller is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and Seller has not received notification from any agency or department of foreign, federal, state or local government (i) asserting a material violation of any such statute or regulation; (ii) threatening to revoke any license, franchise, permit or government authorization; or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is subject to any supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or similar agreement or arrangement or any board resolution or written commitments with respect to any of the foregoing at the request of any federal, state, local or foreign regulatory agency that currently restricts or will in the future restrict the conduct of its business or relates or will relate to its capital adequacy, its credit policies, its management or its business, and none of them has been advised by any regulatory agency that such regulatory agency contemplates issuing or requesting any of the foregoing.

         2.8. REGULATORY MATTERS

                  (a) Except as Previously Disclosed, Seller is "well capitalized" and "well managed" within the meaning of Sections 225.90(b) and 225.90(c) of the Federal Reserve's Regulation Y.

                  (b) As of the date hereof, Seller has no reason to believe it would not be approved as a bank holding company for Purchaser and has no reason to believe that it would not obtain the approval of the Central Bank of Ireland to consummate the transactions contemplated hereby.

                  (c) Seller has no commonly controlled insured depository institutions in the United States within the meaning of Section 5(e)(9) of the FDIA other than insured depository institutions that are Company Subsidiaries.

                  (d) Each of the Seller subsidiaries (direct or indirect) that are insured depository institutions located in the United States has at least a "satisfactory" rating for compliance with the federal Community Reinvestment Act and with any comparable applicable state law or regulation.

         2.9. INVESTMENT

                  (a) Seller is acquiring the Purchaser Common Stock to be issued pursuant to this Agreement for its own account and/or for the account of one or more of Seller Subsidiaries and not for distribution and acknowledges that it may bear the economic risk of the investment in the Purchaser Common Stock for an indefinite period of time under applicable Securities Laws. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Purchaser Common Stock pursuant to the Agreement; and Seller has the financial ability to bear the economic risks of acquiring and holding the Purchaser Common Stock to be acquired by Seller pursuant to this Agreement for investment. Seller is not a corporation, partnership or other entity specifically formed for the purpose of consummating this transaction. Seller has had the opportunity to ask questions and receive answers to Seller's satisfaction concerning the terms and conditions of the transfer of Purchaser Common Stock pursuant to this Agreement. Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D, promulgated pursuant to the Securities Act. Notwithstanding the foregoing, the parties acknowledge that the representations and warranties made by Seller in this Section 2.9 are made for the limited purpose of aiding Purchaser in complying with the requirements of the Securities Act in connection with the issuance of shares of Purchaser Common Stock to Seller or Seller Subsidiaries in connection with the consummation of the transactions contemplated hereby, and nothing in this Section 2.9(a) shall be deemed to limit Seller's rights under any other provision of this Reorganization Agreement, including without limitation with respect to any representation or warranty made herein by Purchaser.

                  (b) Seller understands that the Purchaser Common Stock has not been registered under the Securities Act and agrees that Seller may only dispose of the Purchaser Common Stock pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder and in any event subject to the provisions of this Agreement. Certificates evidencing the shares of Purchaser Common Stock issued to Seller pursuant to this Agreement may be endorsed with legends reasonably acceptable to Seller regarding the foregoing transfer restrictions; PROVIDED, that Purchaser shall provide Seller, upon request, with certificates not bearing such legends at such time as such transfer restrictions no longer apply or in connection with any sale of Purchaser Common Stock registered under the Securities Act as contemplated by the Registration Rights Agreement or sold in compliance with Rule 144 of the Securities Act, in each case in compliance with the terms of this Agreement.

         2.10. BROKERS AND FINDERS

         Neither Seller nor any Seller Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated hereby, except that Seller has retained Merrill Lynch, Pierce, Fenner & Smith, Inc. (the "Seller Advisor") to perform certain financial advisory services in connection with the transactions contemplated hereby as Previously Disclosed and will be solely responsible for the fees and expenses of the Seller Advisor. Prior to the execution and delivery of this Agreement, the Seller Advisor has delivered to the Board of Directors of Seller an opinion to the effect that the Consideration is fair from a financial point of view to the shareholders of the Company.

         2.11. OWNERSHIP OF PURCHASER COMMON STOCK

         Except as may be held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity for the benefit of third parties, and except for the transactions contemplated hereby, neither Seller nor any Seller Subsidiaries owns, or possesses any Rights, which are authorized, issued or outstanding, with respect to any shares of Purchaser Common Stock.

                                   ARTICLE 3.
            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

         Except as Previously Disclosed, Seller and the Company hereby jointly and severally represent and warrant to Purchaser as follows:

         3.1. CAPITAL STRUCTURE OF THE COMPANY

         The authorized capital stock of the Company consists of (i) 90,000 shares of preferred stock, par value $5.00 and 10,000 shares of preferred stock, par value $1.00 (collectively, "Company Preferred Stock") of which, as of the date hereof, no shares are issued and outstanding and (ii) 1,200,000 shares of common stock, without par value ("Company Common Stock"), of which, as of the date hereof, 597,763 shares are issued and outstanding and no shares are held in treasury. As of the date hereof, no shares of the Company Preferred Stock or the Company Common Stock are reserved for issuance. Except as Previously Disclosed, no director, officer or employee of the Company or any of its Subsidiaries holds any outstanding Rights, whether or not vested or exercisable, for the purchase of shares of Company Common Stock. All outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for the transactions contemplated hereby, the Company does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of the Company. None of the shares of the Company's capital stock has been issued in violation of the preemptive rights of any Person. The trust established pursuant to the First Maryland Bancorp 1997 Stock Option Plan Trust Agreement holds at least such number of shares of common stock of Seller as are issuable upon exercise of any Rights which are issued or outstanding with respect to the capital stock of Seller and held by any director, officer or employee of the Company or any of its Subsidiaries.

         3.2. ORGANIZATION, STANDING AND AUTHORITY OF THE COMPANY

         The Company is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is registered as a bank holding company under the Bank Holding Company Act and is not registered as a Financial Holding Company.

         3.3. OWNERSHIP OF THE COMPANY SUBSIDIARIES; CAPITAL STRUCTURE OF THE COMPANY SUBSIDIARIES

         Except as Previously Disclosed, the Company does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except the Company Subsidiaries and subsidiary trusts formed for the purpose of issuing trust preferred or similar securities, in each case as Previously Disclosed. The Company has Previously Disclosed to Purchaser a list of all of the Company Subsidiaries. Except as Previously Disclosed, the outstanding shares of capital stock or other equity interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and (except as provided by applicable law) nonassessable and all such shares or equity interests are directly or indirectly owned by the Company free and clear of all liens, claims and encumbrances. No Company Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any Company Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of such shares. None of the shares of capital stock or other equity interests of any Company Subsidiary has been issued in violation of the preemptive rights of any Person. No Company Subsidiary is a "financial subsidiary" as defined in the Gramm-Leach-Bliley Act or the rules and regulations promulgated thereunder, in each case as in effect as of the date hereof.

         3.4. ORGANIZATION, STANDING AND AUTHORITY OF THE COMPANY SUBSIDIARIES

         Each Company Subsidiary is a duly organized corporation, banking association or other organization, validly existing and in good standing under applicable laws. Each Company Subsidiary (i) has full power and authority to carry on its business as now conducted; and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Each Company Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on the Company. The Company Bank is a member in good standing of the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta and owns the requisite amount of shares therein and is a qualified seller and servicer for the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

         3.5. AUTHORIZED AND EFFECTIVE AGREEMENT

                  (a) The Company has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. The execution and delivery of this Reorganization Agreement and the consummation of the Exchange have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, other than the Seller Shareholder Approval.

                  (b) Assuming the accuracy of the representation contained in
Section 4.5(b) hereof, this Reorganization Agreement constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles.

                  (c) Neither the execution and delivery of this Reorganization Agreement nor consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of the Company or any Company Subsidiary; (ii) assuming the consents and approvals Previously Disclosed by the Company and Seller are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation; or
(iii) assuming the consents and approvals Previously Disclosed by the Company and Seller are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                  (d) Except as Previously Disclosed, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Company or any Company Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. As of the date hereof, the Company is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

         3.6. SEC DOCUMENTS; REGULATORY FILINGS

         Except as Previously Disclosed, the Company has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. Except as Previously Disclosed, the Company and each Company Subsidiary has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on the Company, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

         3.7. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

         Except as Previously Disclosed, the Company Financial Statements filed by the Company in SEC Documents prior to the date of this Agreement fairly present, and the Company Financial Statements filed by the Company after the date of this Agreement shall fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the consolidated income, changes in shareholders' equity and cash flows of the Company and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or shall be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis, except as disclosed therein and except, in the case of unaudited statements, as permitted by Form 10-Q. Except as Previously Disclosed, since June 30, 2002 there has not been (i) any change by the Company in accounting methods, principles or practices, except as required by applicable law or official interpretations thereof or except as required by changes in generally accepted accounting principles applicable to financial institutions; or (ii) other than in the ordinary course of business of the Company consistent with past practice, any entry by the Company into any contract, transaction or commitment, including any loan, lease, purchase or sale of assets, borrowing or capital expenditure, which would have a Material Adverse Effect on the Company. Except as Previously Disclosed, the books and records of the Company and each Company Subsidiary fairly reflect in all material respects the transactions to which each of the Company and the Company Subsidiaries are a party or by which its properties are subject or bound. Except as Previously Disclosed, such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of the Company and each Company Subsidiary contain records which are accurate in all material respects of all corporate actions of the shareholders and Board of Directors (including committees of the Board of Directors of the Company or applicable Company Subsidiaries).

         3.8. MATERIAL ADVERSE CHANGE

         Except as Previously Disclosed, neither the Company nor any Company Subsidiary has, on a consolidated basis, suffered any change in its financial condition, results of operations or business since June 30, 2002 which, individually or in the aggregate with any other such changes, would have, or would reasonably be likely to have, a Material Adverse Effect with respect to the Company.

         3.9. ABSENCE OF UNDISCLOSED LIABILITIES

         Neither the Company nor any Company Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to the Company on a consolidated basis, or that, when combined with all similar liabilities, would be material to the Company on a consolidated basis, except as Previously Disclosed in the Company Financial Statements filed with the SEC prior to the date hereof or in a letter from the Company or Seller delivered to Purchaser prior to the execution hereof and except for liabilities incurred in the ordinary course of business subsequent to June 30, 2002.

         3.10. PROPERTIES

         The Company and the Company Subsidiaries have valid title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, of the Company and the Company Subsidiaries which are reflected on the Company Financial Statements as of June 30, 2002 or acquired after such date, except (i) liens for taxes not yet due and payable; (ii) pledges to secure deposits and other liens incurred in the ordinary course of business; (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere in any material respect with the use of such properties and assets as used on the date of this Agreement; (iv) dispositions and encumbrances for value in the ordinary course of business and
(v) as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All leases pursuant to which the Company or any Company Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of the Company and the Company Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: each of the properties utilized by any of the Company or the Company Subsidiaries conforms in all material respects to currently applicable ordinances, regulations, and zoning requirements and, if required, is occupied pursuant to a certificate of occupancy authorizing its current use; all tangible property used in the business of the Company and the Company Subsidiaries is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with past practices of the Company and the Company Subsidiaries; there is no condemnation or similar proceeding pending or threatened which would preclude or impair the use of such properties as presently being used in the conduct of, and which are material to, the business of the Company or any of the Company Subsidiaries; and since June 30, 2002, no property material to the Company or any of the Company Subsidiaries has been damaged in any material respect by fire, storm, or other act of God.

         3.11. LOANS

         Each loan reflected as an asset in the Company Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected; and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, all such loans and other extensions of credit which are subject to Regulation O of the Federal Reserve Board comply in all material respects with the requirements thereof; and all loans and loan participations sold by the Company or any Company Subsidiary have been sold without recourse (as such term is defined for purposes of generally accepted accounting principles).

         3.12. TAX MATTERS

         (a) All Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary have been timely filed, except where the failure to file such Tax Returns would not, in the aggregate, have a Material Adverse Effect on the Company. All Taxes due by or on behalf of the Company or any Company Subsidiary have been paid or adequate reserves have been established on the Company Financial Statements for the payment of such

Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on the Company. Except as Previously Disclosed, none of Seller, the Company or any Company Subsidiary shall have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability would not have a Material Adverse Effect on the Company.

                  (b) All Tax Returns filed by or with respect to the Company and each Company Subsidiary are complete and accurate in all material respects. None of Seller, the Company or any Company Subsidiary is delinquent in the payment of any Tax with respect to the Company or any Company Subsidiary, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any Tax Returns with respect to the Company or any Company Subsidiary which have not since been filed. Except as Previously Disclosed or as fully settled and paid or accrued on the Company Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes with respect to the Company or any Company Subsidiary has been proposed, asserted or assessed (tentatively or otherwise). Except as Previously Disclosed, there are currently no agreements in effect with respect to the Company or any Company Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

                  (c) Neither the transactions contemplated hereby nor the termination of the employment of any employees of the Company or any Company Subsidiary prior to or following consummation of the transactions contemplated hereby shall result in the Company or any Company Subsidiary (or any successor thereof) making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

                  (d) Neither the Company nor any Company Subsidiary is a party to any agreement (other than an agreement exclusively among the Company and the Company Subsidiaries) providing for the allocation or sharing of, or indemnification for, Taxes.

                  (e) Neither the Company nor any Company Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

                  (f) None of the Seller, Company or any Company Subsidiary has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes with respect to the Company or any Company Subsidiary, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting the Company or any Company Subsidiary pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of Purchaser or any Purchaser Subsidiary after the Closing Date.

                  (g) The Company is not, and shall not be as of the Closing Date, a "United States real property holding corporation" (as that term is defined under Code Section 897). Further, the Company has not been a United States real property holding corporation at any time during the five year period ending on the Closing Date.

                  (h) For purposes of this Section 3.12 and Section 3.26, (i) references to the Company and any Company Subsidiary shall include predecessors thereof; and (ii) "Company Subsidiary" shall include each Subsidiary (as defined in ARTICLE 1 hereof) of the Company, and each corporation, partnership, limited liability company, joint venture or other entity which the Company controls directly or indirectly (through one or more intermediaries). For purposes of the previous sentence, "control" means the possession, direct or indirect, of the power either (1) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (2) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

         3.13. EMPLOYEE BENEFIT PLANS

                  (a) The Company has Previously Disclosed a true and complete list of each material Company Plan. For purposes of this Section 3.13, the term "Company Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller, the Company, any Company Subsidiary or by any trade or business, whether or not incorporated, that together with the Company or any Company Subsidiary would be deemed a "single employer" under Section 414 of the Code (a "Company ERISA Affiliate") for the benefit of any employee or director or former employee or former director of the Company or any Company Subsidiary. There is no formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing material Company Plan that would affect any employee or director or former employee or former director of the Company or any Company Subsidiary.

                  (b) With respect to each of the Company Plans, the Company has made available to Purchaser true and complete copies of (i) each of the material Company Plans (other than the non-equity incentive plans) and material related documents (including all amendments thereto); and (ii) the most recent actuarial reports for the Company's qualified and non-qualified pension plans.

                  (c) No liability under Title IV of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation ("PBGC"), which premiums have been or will be paid when due.

                  (d) None of the Company, any Company ERISA Affiliate, any of the Company Plans, nor, to the knowledge of the Company, any trust created under any Company Plan, nor any trustee or administrator of any Company Plan has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to a Company Plan, in connection with which the Company or any Company ERISA Affiliate could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

                  (e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that the Company or any Company ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the Company Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code), whether or not waived, exists with respect to any Company Plan.

                  (f) Except as Previously Disclosed, the fair market value (as of the valuation date used for purposes of the most recent actuarial report) of the assets held under each Company Plan that is subject to Title IV of ERISA is at least equal to the present value of accrued benefits under such Company Plan under Section 4042(b) of ERISA without the need to make any additional contributions to such Company Plan. No reportable event under Section 4043 of ERISA has occurred with respect to any Company Plan other than any reportable event occurring by reason of the transactions contemplated hereby or a reportable event for which the requirement of notice to the PBGC has been waived.

                  (g) None of the Company Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

                  (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to each of the Company Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified, and, to the knowledge of the Company, no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Plan. Each of the Company Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each of the Company Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including, but not limited to, ERISA and the Code.

                  (i) Except as Previously Disclosed or as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Plan, the assets of any Company Plan or against the Company or any Company ERISA Affiliate with respect to any Company Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Company Plan or any fiduciary thereof (other than rules of general applicability). Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or as Previously Disclosed, there are no pending or, to the knowledge of the Company, threatened audits, examinations or investigations by any governmental body, commission or agency involving any Company Plan.

                  (j) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or as Previously Disclosed, the consummation of the transactions contemplated hereby will not result in, and is not a precondition to, (i) any current or former employee or director of the Company or any Company ERISA Affiliate becoming entitled to severance pay, unemployment compensation or any similar payment;
(ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director; or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

         3.14. CERTAIN CONTRACTS

                  (a) Except as Previously Disclosed, neither the Company nor any Company Subsidiary is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of any Company Subsidiary) or any agreement restricting the geographic scope of its business activities or the business activities in which it may engage in any material respect; (ii) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Company Subsidiary or the guarantee by the Company or any Company Subsidiary of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business; (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer; or (iv) any contract, agreement or understanding with a labor union, in each case contemplated by this Section 3.14. whether written or oral.

                  (b) Neither the Company nor any Company Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not to the knowledge of the Company occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (c) The Company has Previously Disclosed each contract, agreement or other arrangement by and between Seller or any of the Seller Subsidiaries (other than the Company or any of the Company Subsidiaries), on the one hand, and the Company or any of the Company Subsidiaries, on the other.

         3.15. LEGAL PROCEEDINGS

         Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or against any asset, interest or right of the Company or any Company Subsidiary which would, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no actual or, to the knowledge of the Company or any Company Subsidiary, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated hereby or to impose any material liability in connection therewith that would, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no actions, suits or proceedings instituted, pending or, to the knowledge of the Company, threatened against any present or, to the Company's knowledge, former director or officer of the Company or any Company Subsidiary, that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

         3.16. COMPLIANCE WITH LAWS

                  (a) Except as Previously Disclosed, the Company and each Company Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither the Company nor any Company Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation; (ii) threatening to revoke any license, franchise, permit or government authorization; or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (b) Except as Previously Disclosed, neither the Company nor any Company Subsidiary is subject to any supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or similar agreement or arrangement or any board resolution or written commitments with respect to any of the foregoing at the request of any federal, state, local or foreign regulatory agency that currently restricts or will in the future restrict the conduct of its business or relates will relate to its capital adequacy, its credit policies, its management or its business, and none of them has been advised by any regulatory agency that such regulatory agency contemplates issuing or requesting any of the foregoing.

                  (c) Except for normal examinations conducted by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization in the ordinary course of the business of the Company and the Company Subsidiaries or as Previously Disclosed, no court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization has initiated any proceeding or, to the knowledge of Seller, threatened an investigation into the business or operations of the Company or any of the Company Subsidiaries since January 1, 2001. Except as Previously Disclosed, there is no material unresolved finding of a violation by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization with respect to any report or statement or relating to any examinations of the Company or any of the Company Subsidiaries.

         3.17. LABOR MATTERS

         With respect to their employees, neither the Company nor any Company Subsidiary is a party to any labor agreement with any labor organization, group or association and, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, has not engaged in any unfair labor practice. Since January 1, 2001, the Company and the Company Subsidiaries have not experienced any attempt by organized labor or its representatives to make the Company or any Company Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of the Company or any Company Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the knowledge of the

Company, there is no unfair labor practice charge or other complaint by any employee or former employee of the Company or any Company Subsidiary against any of them pending before any court, arbitrator or governmental agency arising out of the Company's or such Company Subsidiary's activities,; there is no labor strike or labor disturbance pending or, to the knowledge of the Company, threatened against any of them; and neither the Company nor any Company Subsidiary has experienced a work stoppage or other material labor difficulty since January 1, 2000; in any case that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

         3.18. BROKERS AND FINDERS

         Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability thereto for any fees or commissions in connection with the transactions contemplated hereby, other than fees or commissions that are solely the responsibility of Seller.

         3.19. INSURANCE

         Each of the Company and the Company Subsidiaries currently maintains insurance in amounts considered by the Company and any Company Subsidiary as applicable, to be reasonably necessary for their operations. Except as Previously Disclosed, neither the Company nor any Company Subsidiary has received any notice of a material premium increase over current rates or cancellation with respect to any of its insurance policies or bonds, and within the last three (3) years, neither the Company nor any Company Subsidiary has been refused any insurance coverage sought or applied for and, except as Previously Disclosed, the Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of the Company or any Company Subsidiary. The deposits of the Company Bank are insured by the FDIC in accordance with the FDIA, and the Company Bank and its predecessors have paid all assessments and filed all reports required by the FDIA.

         3.20. ENVIRONMENTAL LIABILITY

         Except as Previously Disclosed, (x) neither the Company nor any Company Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of the Company, there is no governmental investigation of any nature ongoing, in each case that would reasonably be expected to result in the imposition, on the Company or any Company Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (y) to the knowledge of the Company there are no facts or circumstances which would reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and (z) neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability; in the case of each of the foregoing clauses (x), (y) and (z) which liability would have a Material Adverse Effect on the Company.

         3.21. ADMINISTRATION OF TRUST ACCOUNTS

         Each Company Subsidiary has properly administered all common trust funds and collective investment funds and all accounts for which it acts as a fiduciary or agent, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company, any Company Subsidiary, nor any director, officer or employee of the Company or any Company Subsidiary acting on behalf of the Company or a Company Subsidiary, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         3.22. INTELLECTUAL PROPERTY

         Except as Previously Disclosed, the Company or a Company Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of the Company and the Company Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The ownership, licensing or use of Intellectual Property by the Company or any of the Company Subsidiaries does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person, except as would not have a Material Adverse Effect on the Company. Except as would not have a Material Adverse Effect on the Company, no Person, other than the Company or a Company Subsidiary, has a right to receive a royalty or similar payment in respect of any such Intellectual Property pursuant to any contractual arrangements entered into by or binding upon the Company or any Company Subsidiary, and no Person, other than the Company and a Company Subsidiary, otherwise has a right to receive a royalty or similar payment in respect of any such Intellectual property. Except as Previously Disclosed, the Company and the Company Subsidiaries have no material licenses granted by or to them or no other material agreements, to which they are a party, relating in whole or in part to any of the Company's material Intellectual Property. None of the Intellectual Property owned or, to the knowledge of the Company, licensed by the Company or any Company Subsidiary is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on the Company. Except as Previously Disclosed, upon consummation of the transactions contemplated hereby, Purchaser and the Purchaser Subsidiaries shall be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by the Company or the Company Subsidiaries) in amounts consistent with past practice.

         3.23. RISK MANAGEMENT INSTRUMENTS

         Except as Previously Disclosed and as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which the Company or a Company Subsidiary is a party, whether entered into for the Company's own account, or for the account of one or more of the Company Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies; and (ii) with counterparties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither the Company nor any Company Subsidiary nor, to knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         3.24. REPURCHASE AGREEMENTS

         Except as Previously Disclosed and as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, with respect to all agreements pursuant to which the Company or any Company Subsidiary has purchased securities subject to an agreement to resell, if any, the Company or such Company Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreements, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         3.25. CERTAIN INFORMATION

         When the Information Statement or any amendment or supplement thereto is first filed with the SEC, such Information Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein, (i) shall comply in all material respects with the applicable provisions of the Securities Laws; and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser specifically for inclusion or incorporation by reference therein. All information concerning Seller, the Company and their respective directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to
Section 5.3 of this Agreement shall be true, correct and complete in all material respects.

         3.26. TAX TREATMENT

         As of the date of this Agreement, neither Seller nor the Company knows of any reason relating to it or any of the Company Subsidiaries which would reasonably cause Seller or the Company to believe that the combination of the Exchange and Upstream Merger shall not qualify as a reorganization under Section 368(a) of the Code.

         3.27. TAKEOVER LAWS

         The Company has taken all action required to by taken by it in order to exempt this Reorganization Agreement and the transactions contemplated hereby from, and this Reorganization Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other antitakeover laws and regulations of any state that may apply to the Company (collectively, "Takeover Laws"), including, without limitation, Section 203 of the Delaware General Corporation Law.

                                   ARTICLE 4.
                        REPRESENTATIONS AND WARRANTIES OF
                                    PURCHASER

         Except as Previously Disclosed, Purchaser hereby represents and warrants to Seller and the Company as follows:

         4.1. CAPITAL STRUCTURE OF PURCHASER

                  (a) The authorized capital stock of Purchaser consisted as of the close of business on September 25, 2002 of (i) 1,000,000 shares of preferred stock, par value $1.00 per share, none of which were issued and outstanding or held in treasury; and (ii) 150,000,000 shares of common stock, par value $0.50 per share ("Purchaser Common Stock"), of which, as of the date hereof, 91,863,963 shares were issued and outstanding, 5,275,384 shares were held in treasury and no shares were held by any Purchaser Subsidiary except as may be held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity for the benefit of third parties.

                  (b) As of the close of business on September 24, 2002, 20,931,486 shares of Purchaser Common Stock were reserved for issuance pursuant to stock option plans administered or acquired by Purchaser and all other plans, agreements or arrangements providing for equity-based compensation to any director, employee, consultant or independent contractor of Purchaser or any of its subsidiaries (collectively, the "Purchaser Stock Plans"), of which 10,474,046 shares are subject to outstanding stock options to purchase or receive Purchaser Common Stock and all other rights to purchase or receive Purchaser Common Stock granted under Purchaser Stock Plans (collectively, the "Purchaser Stock Options").

                  (c) Except as set forth above, and except for changes since September 24, 2002 resulting from the issuance of shares of Purchaser Common Stock pursuant to and in accordance with Purchaser Stock Options outstanding prior to September 24, 2002 and Purchaser Stock Options issued after September 24, 2002 in compliance with Section 5.7 or pursuant to any other benefit plans or director, employee or shareholder purchase programs, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or voting securities or other ownership interests of Purchaser, (B) any securities of Purchaser or any Purchaser subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests of Purchaser, or (C) any Rights to acquire from Purchaser or any Purchaser Subsidiary, or any obligation of Purchaser or any Purchaser Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for, capital stock or voting securities or other ownership interests of Purchaser, and (ii) there are no outstanding obligations of Purchaser or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, other than pursuant to any "cashless exercise" provision of any Purchaser Stock Options.

                  (d) All outstanding shares of Purchaser capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of Purchaser's capital stock has been issued in violation of the preemptive rights of any Person. The shares of Purchaser Common Stock to be issued in connection with the Exchange have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement, shall be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

                  (e) Neither Purchaser nor any of its subsidiaries is a party and, to the knowledge of Purchaser, as of the date hereof, no other person having beneficial ownership (within the meaning of Rule 13d-3) of more than 5% of the outstanding Purchaser Common Stock (a "Significant Shareholder") is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to any of the securities of Purchaser or any Purchaser Subsidiary. There are no voting trusts or other agreements or understandings to which Purchaser or any Purchaser Subsidiaries is a party or to the knowledge of Purchaser, as of the date hereof, any Significant Shareholder is a party with respect to the voting of the capital stock of Purchaser or any of the subsidiaries.

         4.2. ORGANIZATION, STANDING AND AUTHORITY OF PURCHASER

         Purchaser is a duly organized corporation, validly existing and in good standing under the laws of New York, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Purchaser. Purchaser is registered as a bank holding company under the Bank Holding Company Act and is not registered as a Financial Holding Company.

         4.3. OWNERSHIP OF PURCHASER SUBSIDIARIES; CAPITAL STRUCTURE OF PURCHASER SUBSIDIARIES

         Purchaser has no Subsidiary other than those disclosed in its Annual Report on Form 10-K for the year ended December 31, 2001 or any Subsidiary that is not a significant subsidiary under the SEC's Regulation S-X. Except as Previously Disclosed, the outstanding shares of capital stock of the Purchaser Subsidiaries have been duly authorized and validly issued and are fully paid and (except as provided in 12 U.S.C. ss. 55 or Section 114 of the New York Banking

Law) nonassessable and all such shares are directly or indirectly owned by Purchaser free and clear of all liens, claims and encumbrances. No Purchaser Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any Purchaser Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of Purchaser to vote or to dispose of said shares. None of the shares of capital stock of any Purchaser Subsidiary has been issued in violation of the preemptive rights of any Person. No Purchaser Subsidiary is a "financial subsidiary" as defined in the Gramm-Leach-Blilely Act or the rules and regulations promulgated thereunder.

         4.4. ORGANIZATION, STANDING AND AUTHORITY OF PURCHASER SUBSIDIARIES

         Each Purchaser Subsidiary is a duly organized corporation or banking corporation, validly existing and in good standing under applicable laws. Each Purchaser Subsidiary (i) has full power and authority to carry on its business as now conducted; and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on Purchaser. Each Purchaser Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on Purchaser. Purchaser Bank is a member in good standing of the Federal Reserve Bank of New York and the Federal Home Loan Bank of New York and owns the requisite amount of shares therein.

         4.5. AUTHORIZED AND EFFECTIVE AGREEMENT

                  (a) Purchaser has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby (to the extent such party is a party thereto) has been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser, except that the affirmative vote of the holders of a majority of the votes cast at a meeting of Purchaser shareholders at which a quorum is present is required to authorize the issuance of Purchaser Common Stock pursuant to this Reorganization Agreement in accordance with the rules of the NYSE. The Board of Directors of Purchaser has directed that the issuance of Purchaser Common Stock pursuant to this Reorganization Agreement be submitted to shareholders of Purchaser for approval at a special meeting to be held as soon as practicable.

                  (b) Assuming the accuracy of the representation contained in Sections 2.3(b) and 3.5(b) hereof, this Reorganization Agreement constitutes legal, valid and binding obligations of of Purchaser, enforceable against it in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles.

                  (c) Neither the execution and delivery of this Reorganization Agreement, nor consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of Purchaser or any Purchaser Subsidiary; (ii) assuming the consents and approvals Previously Disclosed by Purchaser are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Purchaser or any Purchaser Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation; or (iii) assuming the consents and approvals Previously Disclosed by Purchaser are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any Purchaser Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, shall not have a Material Adverse Effect on Purchaser.

                  (d) Except as Previously Disclosed, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Purchaser on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. As of the date hereof, Purchaser is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

         4.6. SEC DOCUMENTS; REGULATORY FILINGS

         Except as Previously Disclosed, Purchaser has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. Purchaser and each of the Purchaser Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Purchaser, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

         4.7. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

         Except as Previously Disclosed, the Purchaser Financial Statements filed by Purchaser in SEC documents prior to the date of this Agreement fairly present, and the Purchaser Financial Statements filed by Purchaser in SEC Documents after the date of the Agreement shall fairly present the consolidated financial position of Purchaser and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of Purchaser and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or shall be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein and except in the case of unaudited statements, as permitted by Form 10-Q. Except as Previously Disclosed, since June 30, 2002 there has not been (i) any change by Purchaser in accounting methods, principles or practices, except as required by applicable law or official interpretations thereof or except as required by changes in generally accepted accounting principles applicable to financial institutions; or (ii) other than in the ordinary course of business of Purchaser consistent with past practice, any entry by Purchaser into any contract, transaction or commitment, including any loan, lease, purchase or sale of assets, borrowing or capital expenditure, which would have a Material Adverse Effect on Purchaser. The books and records of Purchaser and each Purchaser Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Purchaser and the Purchaser Subsidiaries contain records which are accurate in all material respects of all corporate actions of their respective shareholders and Board of Directors (including committees of their Board of Directors).


         4.8. MATERIAL ADVERSE CHANGE

         Purchaser has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 2001 which, individually or in the aggregate with any other such changes, would have, or would reasonably be likely to have, a Material Adverse Effect on Purchaser.

         4.9. ABSENCE OF UNDISCLOSED LIABILITIES

         Neither Purchaser nor any Purchaser Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to Purchaser on a consolidated basis, or that, when combined with all similar liabilities, would be material to Purchaser on a consolidated basis, except as Previously Disclosed, as disclosed in the Purchaser Financial Statements filed with the SEC prior to the date hereof or in a letter from Purchaser delivered to Seller prior to the execution hereof and except for liabilities incurred in the ordinary course of business subsequent to June 30, 2002.

         4.10. PROPERTIES

         The Purchaser and the Purchaser Subsidiaries have valid title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, of Purchaser and the Purchaser Subsidiaries which are reflected on the Purchaser Financial Statements as of June 30, 2002 or acquired after such date, except (i) liens for taxes not yet due and payable; (ii) pledges to secure deposits and other liens incurred in the ordinary course of business; (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere in any material respect with the use of such properties and assets as used on the date of this Agreement; (iv) dispositions and encumbrances for value in the ordinary course of business and
(v) as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. All leases pursuant to which Purchaser or any Purchaser Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Purchaser and the Purchaser Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Except as would not, individually or in the aggregate, have a Material Adverse

Effect on Purchaser: each of the properties utilized by any of Purchaser or the Purchaser Subsidiaries conforms in all material respects to currently applicable ordinances, regulations, and zoning requirements and, if required, is occupied pursuant to a certificate of occupancy authorizing its current use; all tangible property used in the business of Purchaser and the Purchaser Subsidiaries is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with past practices of Purchaser and the Purchaser Subsidiaries; there is no condemnation or similar proceeding pending or threatened which would preclude or impair the use of such properties as presently being used in the conduct of, and which are material to, the business of Purchaser or any of the Purchaser Subsidiaries; and since June 30, 2002, no property material to Purchaser or any of the Purchaser Subsidiaries has been damaged in any material respect by fire, storm, or other act of God.

         4.11. LOANS

         Each loan reflected as an asset in the Purchaser Financial Statements
(i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected; and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser. Except as would not have, individually or in the aggregate, a Material Adverse Effect on Purchaser, all such loans and other extensions of credit which are subject to Regulation O of the Federal Reserve Board comply in all material respects with the requirements thereof; and all loans and loan participations sold by Purchaser or any Purchaser Subsidiary have been sold without recourse (as such term is defined for purposes of generally accepted accounting principles).

         4.12. TAX MATTERS

                  (a) All Tax Returns required to be filed by or with respect to Purchaser and each Purchaser Subsidiary have been timely filed, except where the failure to file such Tax Returns would not, in the aggregate, have a Material Adverse Effect on Purchaser. All Taxes due by or on behalf of Purchaser or any Purchaser Subsidiary have been paid or adequate reserves have been established on the Purchaser Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on Purchaser. Except as Previously Disclosed, neither Purchaser nor any Purchaser Subsidiary shall have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability would not have a Material Adverse Effect on Purchaser.

                  (b) All Tax Returns filed by or with respect to Purchaser and each Purchaser Subsidiary are complete and accurate in all material respects. Neither Purchaser nor any Purchaser Subsidiary is delinquent in the payment of any Tax, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as Previously Disclosed or as fully settled and paid or accrued on the Purchaser Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes with respect to Purchaser or any Purchaser Subsidiary has been proposed, asserted or assessed (tentatively or otherwise). Except as Previously Disclosed, there are currently no agreements in effect with respect to Purchaser or any Purchaser Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

                  (c) Neither the transactions contemplated hereby nor the termination of the employment of any employees of Purchaser or any Purchaser Subsidiary prior to or following consummation of the transactions contemplated hereby shall result in Purchaser or any Purchaser Subsidiary (or any successor thereof) making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

                  (d) Neither Purchaser nor any Purchaser Subsidiary is a party to any agreement (other than an agreement exclusively among Purchaser and the Purchaser Subsidiaries) providing for the allocation or sharing of, or indemnification for, Taxes.

                  (e) Neither Purchaser nor any Purchaser Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

                  (f) Neither Purchaser nor any Purchaser Subsidiary has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes with respect to Purchaser or any Purchaser Subsidiary, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting Purchaser or any Purchaser Subsidiary pursuant to
Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of Purchaser or any Purchaser Subsidiary after the Closing Date.

                  (g) Purchaser is not, and shall not be as of the Closing Date, a "United States real property holding corporation" (as that term is defined under Code Section 897).

                  (h) For purposes of this Section 4.12 and Section 4.27, (i) references to Purchaser and any Purchaser Subsidiary shall include predecessors thereof; and (ii) "Purchaser Subsidiary" shall include each Subsidiary (as defined in ARTICLE 1 hereof) of Purchaser, and each corporation, partnership, limited liability company, joint venture or other entity which Purchaser controls directly or indirectly (through one or more intermediaries). For purposes of the previous sentence, "control" means the possession, direct or indirect, of the power either (1) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (2) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

         4.13. EMPLOYEE BENEFIT PLANS

                  (a) The Purchaser has Previously Disclosed a true and complete list of each material Purchaser Plan. For purposes of this Section 4.13, the term "Purchaser Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Purchaser, any Purchaser Subsidiary or by any trade or business, whether or not incorporated, that together with Purchaser or any Purchaser Subsidiary would be deemed a "single employer" under Section 414 of the Code (a "Purchaser ERISA Affiliate") for the benefit of any employee or director or former employee or former director of Purchaser or any Purchaser Subsidiary. There is no formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing material Purchaser Plan that would affect any employee or director or former employee or former director of Purchaser or any Purchaser Subsidiary.

                  (b) With respect to each of the Purchaser Plans, Purchaser has made available to Purchaser true and complete copies of (i) each of the material Purchaser Plans (other than non-equity incentive plans) and material related documents (including all amendments thereto) and (ii) the most recent actuarial reports for Purchaser's qualified and non-qualifed pension plans.

                  (c) No liability under Title IV of ERISA has been incurred by Purchaser or any Purchaser ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Purchaser or any Purchaser ERISA Affiliate of incurring a liability under such Title, other than liability for premium payments to the PBGC, which premiums have been or will be paid when due.

                  (d) None of Purchaser, any Purchaser ERISA Affiliate, any of the Purchaser Plans, nor, to the knowledge of Purchaser, any trust created under any Purchaser Plan, nor any trustee or administrator of any Purchaser Plan has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to a Purchaser Plan, in connection with which Purchaser or any Purchaser ERISA Affiliate could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

                  (e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that Purchaser or any Purchaser ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the Purchaser Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code), whether or not waived, exists with respect to any Purchaser Plan.

                  (f) Except as previously disclosed, the fair market value (as of the valuation date used for purposes of the most recent actuarial report) of the assets held under each Purchaser Plan that is subject to Title IV of ERISA is at least equal to the present value of accrued benefits under such Purchaser Plan under Section 4042(b) of ERISA without the need to make any additional contributions to such Purchaser Plan. No reportable event under Section 4043 of ERISA has occurred with respect to any Purchaser Plan other than any reportable event occurring by reason of the transactions contemplated hereby or a reportable event for which the requirement of notice to the PBGC has been waived.

                  (g) None of the Purchaser Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

                  (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to each of the Purchaser Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified, and, to the knowledge of Purchaser, no condition exists that could reasonably be expected to adversely affect the qualified status of any such Purchaser Plan. Each of the Purchaser Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, each of the Purchaser Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including, but not limited to, ERISA and the Code.

                  (i) Except as Previously Disclosed or as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, there are no actions, suits or claims pending, or, to the knowledge of Purchaser, threatened or anticipated (other than routine claims for benefits) against any Purchaser Plan, the assets of any Purchaser Plan or against Purchaser or any Purchaser ERISA Affiliate with respect to any Purchaser Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Purchaser Plan or any fiduciary thereof (other than rules of general applicability). Except as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or as Previously Disclosed, there are no pending or, to the knowledge of Purchaser, threatened audits, examinations or investigations by any governmental body, commission or agency involving any Purchaser Plan.

                  (j) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, or as Previously Disclosed, the consummation of the transactions contemplated hereby will not result in, and is not a precondition to, (i) any current or former employee or director of Purchaser or any Purchaser ERISA Affiliate becoming entitled to severance pay, unemployment compensation or any similar payment; (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director; or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

         4.14. CERTAIN CONTRACTS

                  (a) Except as Previously Disclosed, neither Purchaser nor any Purchaser Subsidiary is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of any Purchaser Subsidiary) or any agreement restricting the geographic scope of its business activities or the business activities in which it may engage in any material respect; (ii) any agreement, indenture or other instrument relating to the borrowing of money by Purchaser or any Purchaser Subsidiary or the guarantee by Purchaser or any Purchaser Subsidiary of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business; (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer; or (iv) any contract, agreement or understanding with a labor union, in each case contemplated by this Section 4.14 whether written or oral.

                  (b) Neither Purchaser nor any Purchaser Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not to the knowledge of Purchaser occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

         4.15. LEGAL PROCEEDINGS

         There are no actions, suits or proceedings instituted, pending or, to the knowledge of Purchaser, threatened against Purchaser or any Purchaser Subsidiary or against any asset, interest or right of Purchaser or any Purchaser Subsidiary which would, individually or in the aggregate, have a Material Adverse Effect on Purchaser. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated hereby or to impose any material liability in connection therewith that would, individually or in the aggregate, have a Material Adverse Effect on Purchaser. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Purchaser, threatened against any present or, to Purchaser's knowledge, former director or officer of Purchaser or any Purchaser Subsidiary, that would, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

         4.16. COMPLIANCE WITH LAWS

                  (a) Except as Previously Disclosed, Purchaser and each Purchaser Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither Purchaser nor any Purchaser Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation; (ii) threatening to revoke any license, franchise, permit or government authorization; or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

                  (b) Except as Previously Disclosed, neither Purchaser nor any Purchaser Subsidiary is subject to any supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or similar agreement or arrangement or any board resolution or written commitments with respect to any of the foregoing at the request of any federal, state, local or foreign regulatory agency that currently restricts or will in the future restrict the conduct of its business or relates will relate to its capital adequacy, its credit policies, its management or its business, and none of them has been advised by any regulatory agency that such regulatory agency contemplates issuing or requesting any of the foregoing.

                  (c) Except for normal examinations conducted by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization in the ordinary course of the business of Purchaser and the Purchaser Subsidiaries or as Previously Disclosed, no court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization has initiated any proceeding or, to the knowledge of Purchaser, threatened an investigation into the business or operations of Purchaser or any of the Purchaser Subsidiaries since January 1, 2001. Except as Previously Disclosed, there is no material unresolved finding of a violation by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization with respect to any report or statement or relating to any examinations of Purchaser or any of the Purchaser Subsidiaries.

         4.17. LABOR MATTERS

         With respect to their employees, neither Purchaser nor any Purchaser Subsidiary is a party to any labor agreement with any labor organization, group or association and, except as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, has not engaged in any unfair labor practice. Since January 1, 2001, Purchaser and the Purchaser Subsidiaries have not experienced any attempt by organized labor or its representatives to make Purchaser or any Purchaser Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Purchaser or any Purchaser Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. To the knowledge of Purchaser, there is no unfair labor practice charge or other complaint by any employee or former employee of Purchaser or any Purchaser Subsidiary against any of them pending before any court, arbitrator or governmental agency arising out of Purchaser's or such Purchaser Subsidiary's activities,; there is no labor strike or labor disturbance pending or, to the knowledge of Purchaser, threatened against any of them; and neither Purchaser nor any Purchaser Subsidiary has experienced a work stoppage or other material labor difficulty since January 1, 2000; in any case that would, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

         4.18. BROKERS AND FINDERS

         Neither Purchaser nor any Purchaser Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated hereby, except that Purchaser has retained Lehman Brothers Inc. ("Purchaser Advisor") to perform certain financial advisory services in connection with the transactions contemplated hereby as Previously Disclosed. Prior to the execution and delivery of this Agreement, Purchaser Advisor has delivered to the Board of Directors of Purchaser an opinion that the Exchange is fair from a financial point of view to the shareholders of Purchaser.

         4.19. INSURANCE

         Purchaser and the Purchaser Subsidiaries each currently maintains insurance in amounts considered by Purchaser and any Purchaser Subsidiary as applicable, to be reasonably necessary for their operations. Except as Previously Disclosed, neither Purchaser nor any Purchaser

Subsidiary has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three (3) years, neither Purchaser nor any Purchaser Subsidiary has been refused any insurance coverage sought or applied for, and Purchaser has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Purchaser or any Purchaser Subsidiary. The deposits of Purchaser Bank are insured by the FDIC in accordance with the FDIA, and Purchaser Bank has paid all assessments and filed all reports required by the FDIA.

         4.20. ENVIRONMENTAL LIABILITY

         Except as Previously Disclosed, (x) neither Purchaser nor any Purchaser Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of Purchaser, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on Purchaser or any Purchaser Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (y) to the knowledge of Purchaser, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and (z) neither Purchaser nor any Purchaser Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability; in the case of each of the foregoing clauses (x), (y) and (z) which liability would have a Material Adverse Effect on Purchaser.

         4.21. ADMINISTRATION OF TRUST ACCOUNTS

         Each Purchaser Subsidiary has properly administered all common trust funds and collective investment funds and all accounts for which it acts as a fiduciary or agent, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Neither Purchaser, any Purchaser Subsidiary, nor any director, officer or employee of Purchaser or any Purchaser Subsidiary acting on behalf of Purchaser or a Purchaser Subsidiary, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

         4.22. INTELLECTUAL PROPERTY

         Except as Previously Disclosed, Purchaser or a Purchaser Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of Purchaser and the Purchaser Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. The ownership, licensing or use of Intellectual Property by Purchaser or any of the Purchaser Subsidiaries does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person, except as would not have a Material Adverse Effect on Purchaser. Except as would not have a Material Adverse Effect on Purchaser, no Person, other than Purchaser or a Purchaser Subsidiary, has a right to receive a royalty or similar payment in respect of any such Intellectual Property pursuant to any contractual arrangements entered into by or binding upon Purchaser or any Purchaser Subsidiary, and no Person, other than Purchaser and a Purchaser Subsidiary, otherwise has a right to receive a royalty or similar payment in respect of any such Intellectual property. None of the Intellectual Property owned or, to the knowledge of Purchaser, licensed by Purchaser or any Purchaser Subsidiary is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Purchaser. Except as Previously Disclosed, upon consummation of the transactions contemplated hereby, Purchaser and Purchaser Subsidiaries shall be entitled to continue to use all such Intellectual Property consistent with past practice.

         4.23. RISK MANAGEMENT INSTRUMENTS

         Except as Previously Disclosed and as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which Purchaser or a Purchaser Subsidiary is a party, whether entered into for Purchaser's own account, or for the account of one or more of the Purchaser Subsidiaries or their customers, were entered into
(i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies; and (ii) with counterparties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Purchaser or one of the Purchaser Subsidiaries, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither Purchaser nor any Purchaser Subsidiary nor, to knowledge of Purchaser, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         4.24. REPURCHASE AGREEMENTS

         Except as Previously Disclosed and as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, with respect to all agreements pursuant to which Purchaser or any Purchaser Subsidiary has purchased securities subject to an agreement to resell, if any, Purchaser or such Purchaser Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreements, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         4.25. CERTAIN INFORMATION

         When the Proxy Statement or any amendment or supplement thereto is first filed with the SEC, such Proxy Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished, (i) shall comply in all material respects with the applicable provisions of the Securities Laws; and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided that no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information supplied by Seller, the Company or any Seller Subsidiary specifically for inclusion or incorporation by reference therein. All information concerning Purchaser and its directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Section 5.3 of this Agreement shall be true, correct and complete in all material respects.

         4.26. TAKEOVER LAWS

         Purchaser has taken all action required to by taken by it in order to exempt this Reorganization Agreement and the transactions contemplated hereby from, and this Reorganization Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws, including, without limitation, Section 912 of the New York Business Corporation Law.

         4.27. TAX TREATMENT

         As of the date of this Agreement, Purchaser knows of no reason relating to it or any of the Purchaser Subsidiaries which would reasonably cause it to believe that the combination of the Exchange and Upstream Merger shall not qualify as a reorganization under Section 368(a) of the Code.

         4.28. CONSIDERATION

         Purchaser shall have, at the Closing Date, unissued shares of Purchaser Common Stock and shares of Purchaser Common Stock held in its treasury that are not reserved for any other purpose sufficient to provide the Stock Consideration and also shall have available to it at the Closing Date funds sufficient to provide the Cash Consideration.

                                   ARTICLE 5.
                                    COVENANTS

         5.1. SHAREHOLDERS' MEETINGS

         Purchaser shall submit the issuance of Purchaser Common Stock under this Reorganization Agreement, and the amendments to its Certificate of Incorporation and Bylaws necessary to implement the matters set forth in Section 5.9, and, if it so elects, to increase the number of authorized shares of Purchaser Common Stock to a number to be reasonably agreed upon by Seller, to the shareholders of Purchaser for approval at a special meeting to be held as soon as practicable. The board of directors of Purchaser shall recommend that the shareholders of Purchaser vote in favor of such approvals. Seller shall submit the transactions contemplated by this Agreement to the shareholders of Seller for approval at a meeting of Seller's shareholders to be held as soon as practicable. The board of directors of Seller shall recommend that the shareholders of Seller vote in favor of such approval.

         5.2. PROXY STATEMENT; INFORMATION STATEMENT; GENERAL MEETING CIRCULAR

         As promptly as practicable after the date hereof, Purchaser, Seller and the Company shall cooperate in the preparation (i) of the Proxy Statement to be mailed to the shareholders of Purchaser in connection with the issuance of stock under this Agreement and to be filed by Purchaser; (ii) the Information Statement to be filed by the Company in connection with this Agreement and the transactions contemplated hereby if required by applicable law; and (iii) the circular to shareholders required under the rules and regulations of the London and Irish stock exchanges to be distributed by Seller in connection with the Seller's Meeting (the "General Meeting Circular"). Purchaser shall apply for, and shall use reasonable best efforts to obtain, approval to list the shares of Purchaser Common Stock to be issued in the Exchange on the NYSE, subject to official notice of issuance, prior to the Closing Date.

         5.3. APPLICATIONS

         As soon as practicable after execution and delivery of this Agreement, Purchaser and Seller shall make all filings required under applicable domestic and foreign laws and regulations for consummation of the transactions contemplated hereby. In addition, Purchaser and Seller shall each promptly furnish all information as may be required by any federal, state or foreign regulatory agency properly asserting jurisdiction in order that the requisite approvals for the transactions contemplated hereby may be obtained or to cause any applicable waiting periods to expire. Seller and Purchaser shall, as soon as practicable, commence to take all other action required to obtain as promptly as practicable all necessary permits, consents, approvals, authorizations and agreements of, and to give all notices and reports and make all other filings with, any domestic and foreign governmental or regulatory authority, necessary to authorize, approve or permit the consummation of the transactions contemplated hereby, and Purchaser and Seller shall cooperate with each other with respect thereto. Purchaser and Seller shall promptly provide to each other copies of all applications, documents, correspondence or oral (to the extent material) or written comments that each of them or any of their Subsidiaries files with, sends to or receives from any domestic or foreign regulatory or governmental agency, or the staff or supervisory agents of any of them, relating to this Agreement and the transactions contemplated hereby, including any applications filed for the purpose of obtaining any necessary regulatory consents, approvals or waivers. Seller and the Company, on the one hand, and Purchaser, on the other, each covenants to the other that all information concerning it, its Subsidiaries or their respective directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application or filing shall be true, correct and (to the extent relevant to the requirement of the applicable application or filing) complete in all material respects (PROVIDED that nothing in this sentence shall be deemed to affect any determination to be made under this

Agreement as to the truth or accuracy of any representation or warranty set forth in Articles 2, 3 or 4).

         5.4. REASONABLE BEST EFFORTS

                  (a) Subject to the terms and conditions of this Agreement, Purchaser and Seller shall each use, and Seller shall cause the Company to use, its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 5.2 and 5.3 above; and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the transactions contemplated hereby at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each Person whose consent or approval is required for consummation of the transactions contemplated hereby; PROVIDED, that neither the Company nor any Company Subsidiary shall agree, and shall not be deemed to be required, to make any material payments or material modifications to agreements in connection therewith without the prior written consent of Purchaser (which consent shall not be unreasonably withheld) and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. In connection with the foregoing, Seller and the Company shall use their respective reasonable best efforts, and Purchaser shall reasonably cooperate therein as appropriate, to cause that certain Written Agreement, dated as of May 15, 2002, by and among Seller, the Company, the Company Bank, the Federal Reserve Bank of Richmond, the Maryland Commissioner of Financial Regulation and the Central Bank of Ireland (the "Written Agreement") to be terminated in all material respects effective at or prior to the Closing Date. Subject to the terms and conditions of this Agreement, no party hereto shall knowingly take or fail to take, or knowingly cause or permit its Subsidiaries to take or fail to take, or knowingly fail to use reasonable best efforts to not permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the transactions contemplated hereby pursuant to this Reorganization Agreement, that would materially delay such completion, or that would adversely affect the qualification of the combination of the Exchange and the Upstream Merger as a reorganization within the meaning of Section 368(a) of the Code or the qualification of the Exchange for the Irish tax treatment provided for in Section 584 Taxes Consolidation Act 1997, as applied by Sections 586 and 587. In the event that any party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other parties may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on any of the parties. Notwithstanding anything to the contrary contained herein, neither Seller nor any of its Subsidiaries shall be required to take any action that could adversely affect their ability to avail themselves of the Irish tax treatment provided for in Sections 584, 586 and 587 of the Taxes Consolidation Act 1997; provided that such failure to take any action does not adversely affect the qualification of the combination of the Exchange and the Upstream Merger as a reorganization within the meaning of Section 368(a) of the Code.

                  (b) Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 6.2(a) or 6.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date or (ii) any material failure of Seller, the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the applicable party hereunder, and each party shall use all reasonable best efforts to remedy such failure; PROVIDED, HOWEVER, that a failure to give a notice required by this Section 5.4(b) shall not be deemed to constitute a failure of any condition set forth in
Article VI of this Reorganization Agreement to be satisfied or to give rise to any right to terminate this Reorganization Agreement pursuant to Article VII hereof unless the underlying failure of a representation or warranty to be true or accurate, or of a convenant to be complied with or satisfied, would independently result in a failure of such condition to be satisfied or give rise to such a right of termination.

                  (c) From the date of this Agreement through the Closing Date, to the extent permitted by law and to the extent that Purchaser and Seller have agreed in advance in writing as to the amount of and responsibility for expenses to be incurred in connection therewith, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to assist Purchaser in converting and transferring as soon as practicable after the Closing Date all information concerning the loans, deposits and other assets and liabilities of the Company and the Company Subsidiaries into Purchaser's own data processing system, with a view to facilitating the integration of Purchaser's and the Company's systems and otherwise combining Purchaser's and the Company's operations upon consummation of the Exchange and the Company shall provide Purchaser with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of the Company and the Company Subsidiaries, together with operational procedures designed to implement the transfer of such information to Purchaser, with a view to facilitating the integration of Purchaser's and the Company's systems and otherwise combining Purchaser's and the Company's operations upon consummation of the transactions contemplated hereby. After execution of this Agreement, the Company and Purchaser shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters and to consult as to whether and when the Company shall proceed with its pending data processing conversion.

                  (d) Each party shall provide and shall request the auditors of each party to provide the other party with such historical financial information regarding such (and related audit reports and consents) as the other party may reasonably request for disclosure purposes under the Securities Laws.

         5.5. INVESTIGATION AND CONFIDENTIALITY

         The Company, Seller and Purchaser each shall keep the others advised of all material developments relevant to its business and to consummation of the transactions contemplated hereby. Purchaser and Seller each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated hereby, PROVIDED, however, that such investigation shall be reasonably related to such transactions, shall not interfere unnecessarily with normal operations and, without the prior consent of the party that is the subject of the investigation, shall be conducted during normal business hours only. Purchaser, Seller and the

Company agree to furnish the others and the others' advisors with such financial data and other information with respect to its business and properties as such other parties shall from time to time reasonably request, to the extent permitted by law. No investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the transactions contemplated hereby of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated September 5, 2002, between Seller and Purchaser (the "Confidentiality Agreement").

         5.6. PRESS RELEASES

         Seller and Purchaser shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement or the transactions contemplated hereby, and shall consult each other a reasonable time in advance as to the form and substance of other public disclosures related thereto, PROVIDED, HOWEVER, that nothing contained herein shall prohibit any party, following reasonable advanced notification to the other parties, from making any disclosure which is required by applicable law (including, without limitation, rules and regulations promulgated thereunder) or applicable stock exchange rules.

         5.7. ACTIONS PENDING THE CLOSING

                  (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, or consented to or approved by the other party hereto, each of Purchaser and Seller shall, and shall cause each of the Seller Subsidiaries or Purchaser Subsidiaries, as the case may be, to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other Persons.

                  (b) The Company shall not, and Seller and the Company shall not permit any of the Company Subsidiaries to, and Purchaser shall not, and Purchaser shall not permit any of the Purchaser Subsidiaries to, except with the prior written consent of Purchaser or Seller, as the case may be, and except as Previously Disclosed or expressly contemplated or permitted by this Agreement:

                       (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                       (ii) in the case of Purchaser and the Company only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than, in the case of Purchaser, its regular quarterly cash dividends on the Purchaser Common Stock at a rate no higher than as Previously Disclosed;

                       (iii) issue any shares of its capital stock or permit any treasury shares to become outstanding;

                       (iv) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

                       (v) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

                       (vi) amend its articles or certificate of incorporation or association or bylaws;

                       (vii) in the case of Seller, impose, or suffer the imposition, on any share of Company Common Stock held by Seller of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist except, in each case, for liens, charges and encumbrances which have been Previously Disclosed or that may be deemed to exist as a result of this Reorganization Agreement;

                       (viii) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any Subsidiary;

                       (ix) waive or release any material right or cancel or compromise any material debt or claim;

                       (x) fail to comply in any material respect with any material laws, regulations, ordinances or governmental actions applicable to the Company or Purchaser, as the case may be, and to the business thereof;

                       (xi) liquidate or sell or dispose of any material assets or acquire any material assets; except as Previously Disclosed, make any capital expenditure in excess of $1,000,000 in any instance or $10,000,000 in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

                       (xii) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except as required by law or Previously Disclosed contractual obligation in effect as of the date hereof or as Previously Disclosed;

                       (xiii) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

                       (xiv) change its methods of accounting in effect at December 31, 2001, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change in any material respect any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income Tax Returns for the year ended December 31, 2001, except as required by applicable law;

                       (xv) knowingly take any action or intentionally fail to take any action that would result in any of the conditions set forth in Article 6 not being satisfied; or

                      (xvi) agree to do any of the foregoing.

         5.8. CLOSING

                  (a) The transactions contemplated hereby shall be consummated at a closing ("Closing") to be held at the offices of Arnold & Porter, 399 Park Avenue, New York, New York on the first business day following the satisfaction of the conditions to consummate the transactions contemplated hereby (other than conditions relating to actions to be taken at the Closing) or on such other date as the parties may mutually agree.

                  (b) At the Closing, (i) Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase acquire and accept from Seller, all outstanding shares of capital stock of the Company, (ii) Seller shall deliver to Purchaser certificates evidencing all outstanding shares of capital stock of the Company duly endorsed in blank or with stock powers duly executed by Seller, and (iii) Purchaser shall deliver to Seller the Cash Consideration, subject to potential adjustment as provided in Section 5.8(c) below, by wire transfer of immediately available funds to an account designated by Seller and one or more stock certificates evidencing the Stock Consideration (as Seller may reasonably request).

                  (c) Prior to the Closing Date, the Company shall be permitted to declare a dividend on the shares of Company Common Stock, not in excess of the amount of the Cash Consideration (payable to shareholders of the Company prior to the Closing Date) (the "Special Dividend") and, to the extent the Special Dividend is declared and paid, the amount of the Cash Consideration payable at the Closing shall be reduced dollar for dollar by the amount of such Special Dividend; provided, however, that the payment of the Special Dividend shall not materially impede the transactions contemplated hereby, materially delay the Closing or adversely affect the economic benefits of the Exchange to Purchaser.

         5.9. DIRECTORS AND MANAGEMENT

                  (a) Purchaser and Purchaser's Board of Directors shall take such action as may be necessary to (i) cause the number of directors comprising the full Board of Directors of Purchaser immediately prior to or at the Closing Date to be 28 persons, 24 of whom shall be then existing directors of Purchaser prior to the Closing Date and four (4) of whom shall be designated by Seller prior to the Closing Date, each of whom is reasonably acceptable to Purchaser (collectively, the "Seller Designees"); (ii) elect, as of the Closing Date, one
(1) among the Seller Designees to each of the Executive Committee, Nomination and Compensation Committee and Audit Committee (subject to the proviso to the second sentence of Section 5.9(b)) (or any committee or committees performing comparable functions) of the Board of Directors of Purchaser (the "Seller Committee Representation"), and (iii) cause the number of directors comprising the full Board of Directors of Purchaser Bank immediately prior to or at the Closing Date to be 27 persons, 23 of whom shall be then existing directors of Purchaser Bank prior to the Closing Date and four (4) of whom shall be designated by Seller prior to the Closing Date, each of whom is reasonably acceptable to Purchaser.

                  (b) From and after the Closing Date, Seller shall be entitled to, and Purchaser and the Purchaser Board of Directors shall take all action necessary or advisable to maintain in place (including nominating, appointing or electing persons designated by Seller), the Seller Committee Representation until the date that Seller no longer holds at least fifteen percent (15%) of the outstanding shares of Purchaser Common Stock (the "Sunset Date"). Seller may, and shall have the sole right to, remove any Seller Designee from any committee upon which such Seller Designee is serving and appoint a director to fill any vacancy, regardless of the cause of such vacancy, on any such committee or the Purchaser Board of Directors caused by the departure of any such Seller Designee (other than a vacancy caused by the occurrence of the Sunset Date or one of the thresholds contemplated by Section 5.9(d) being triggered), PROVIDED that any replacement committee members shall meet the requisite independence and expertise requirements prescribed under applicable law or stock exchange rules.

                  (c) From and after the Closing Date and until the Sunset Date, the Purchaser Board of Directors shall not take, or make any recommendation to Purchaser shareholders with respect to, any of the actions or matters specified in SCHEDULE 5.9(C) unless the Executive Committee or Nomination and Compensation Committee, as applicable, shall have, by action of the members thereof taken in accordance with the provisions of SCHEDULE 5.9(C), previously approved and recommended such action or recommendation to the Purchaser Board of Directors.

                  (d) From and after the Closing Date:

                       (i) for so long as Seller holds at least fifteen percent (15%) of the outstanding shares of Purchaser Common Stock, (A) Purchaser's Board of Directors shall nominate and recommend for election as directors of Purchaser at least four (4) persons designated by Seller, each of whom is reasonably acceptable to Purchaser, and (B) Purchaser shall take such actions as may be required to elect four (4) persons designated by Seller to be directors of Purchaser Bank, each of whom is reasonably acceptable to Purchaser; and

                       (ii) for so long as Seller holds at least ten percent (10%), but less than fifteen percent (15%), of the outstanding shares of Purchaser Common Stock, (A) Purchaser's Board of Directors shall nominate and recommend for election as directors of Purchaser at least two (2) persons designated by Seller, each of whom is reasonably acceptable to Purchaser, and
(B) Purchaser shall take such actions as may be required to elect two (2) persons designated by Seller to be directors of Purchaser Bank, each of whom is reasonably acceptable to Purchaser;

                       (iii) for so long as Seller holds at least five percent (5%), but less than ten percent (10%), of the outstanding shares of Purchaser Common Stock, (A) Purchaser's Board of Directors shall nominate and recommend for election as a director of Purchaser at least one (1) person designated by Seller, who is reasonably acceptable to Purchaser, and (B) Purchaser shall take such actions as may be required to elect one (1) person designated by Seller to be a director of Purchaser Bank, who is reasonably acceptable to Purchaser; and

                       (iv) for so long as Seller holds at least fifteen percent (15%) of the outstanding shares of Purchaser Common Stock, without the consent of the Seller Designees neither Purchaser's Board of Directors nor Purchaser Bank's Board of Directors shall consist of more than 28 directors.

                  (e) For purpose of determining the number of outstanding shares of Purchaser Common Stock under this Section 5.9, there shall be used the number of shares of Purchaser Common Stock disclosed as outstanding on the cover page of Purchaser's most recently filed Annual Report on Form 10-K or Report on Form 10-Q, as the case may be, or the number of shares of Purchaser Common Stock actually outstanding as of a later date, if requested by either party, determined on the same basis as the number of shares disclosed on such Reports. Any share held by any direct or indirect Subsidiary of Seller of which Seller holds 80% or more of the outstanding equity capital or voting shares shall be deemed held by Seller for purposes of this Section 5.9. In the event that the transaction that would result in Seller's holdings being below any threshold set forth herein is a transaction that gives rise to an Issuance Event, no diminution in the percentage of Purchaser Common Stock held by Seller shall be deemed to have occurred until the earlier of such time as Seller gives written notice that it shall not exercise its Seller Maintenance Rights or the deadline for exercise of such Seller Maintenance Rights has passed without Seller having provided notice that it shall exercise the same. In the event that Seller's holdings decrease to less than fifteen percent (15%), but not less than twelve percent (12%), of the outstanding Purchaser Common Stock, Seller's holdings shall be deemed to be equal to fifteen percent (15%) for all purposes of the definition of Sunset Date and of this Section 5.9, including without limitation
Section 5.9(h), unless, not later than one year from the date on which Seller's holdings decreased to less than fifteen percent (15%), Seller's holdings have not been restored to at least fifteen percent (15%) of the outstanding shares of Purchaser Common Stock.

                  (f) No later than the Closing Date and to remain effective until Seller is no longer entitled to appoint at least one Seller Designee hereunder, Purchaser's Certificate of Incorporation and By-Laws shall be amended in a form to be agreed by the parties and duly approved by the requisite vote of its shareholders to incorporate the provisions of this Section 5.9, including
SCHEDULE 5.9(c).

                  (g) Upon the Closing Date, Mr. Eugene Sheehy shall be appointed Chairman and Chief Executive Officer of the Maryland and Pennsylvania Divisions of Purchaser Bank and, as such, shall report to the President of Purchaser Bank, and shall be a member of the management group of Purchaser Bank.

                  (h) Seller and Seller's Board of Directors shall take such action as may be necessary to elect, as of the Closing Date, as a director of Seller one (1) person designated by Purchaser, who is reasonably acceptable to Seller. From and after the Closing Date, and for so long as Seller holds at least fifteen percent (15%) of the outstanding shares of Purchaser Common Stock, Seller's Board of Directors shall continue to have the right to nominate and recommend for election as directors of Seller one (1) person designated by Purchaser, who is reasonably acceptable to Seller.

                  (i) Notwithstanding any other provision hereof, in the event that Purchaser or Seller, as the case may be, objects to any designee for board or committee service on the grounds that such designee is not "reasonably acceptable" under any provision of this Section 5.10, the objecting party shall fully cooperate and shall use best efforts to work with the other party to promptly resolve any such objection so that such designee may as promptly as practicable serve in the capacity for which her or she has been designated or, in the alternative, to promptly identify a substitute candidate that is reasonably acceptable, in order to give effect to the intention of the parties regarding board and committee representation, as applicable, contemplated by this Section 5.9.

         5.10. INDEMNIFICATION, EXCULPATION AND INSURANCE.

                  (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date now existing in favor of the current or former directors or officers of the Company and Company Subsidiaries shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Closing Date. Following the Closing, with respect to all claims that are covered by Seller's directors and officers' liability insurance policies against any current or former director or officer of the Company or a Company Subsidiary arising out of events prior to the Closing Date, and without duplication of any amounts otherwise due from Seller to Purchaser under this Agreement, Seller shall promptly remit to Purchaser any amounts received in respect thereof to the extent that Purchaser or any Purchaser Subsidiary (including the Company or any Company Subsidiary) has been required to pay an amount pursuant to the preceding sentence covered by such insurance.

                  (b) Purchaser, from and after the Closing Date, shall use its reasonable best efforts directly or indirectly to cause the persons who served as directors or officers of the Company on or before the Closing Date to be covered by the Company's existing directors' and officers' liability insurance policy (PROVIDED, that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 5.10 to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such prior to the Closing Date. Such insurance coverage shall commence on the Closing Date and shall be provided for a period of no less than six (6) years after the Closing Date; PROVIDED, HOWEVER, that in no event shall Purchaser be required to expend more than one hundred fifty percent (150%) of the current annual amount expended by the Company (which the Company represents was not more than $957,000 for the 2002 fiscal year) to maintain or procure insurance coverage pursuant hereto. The Company agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at request of Purchaser.

                  (c) From and after the Closing, Purchaser shall cause the Company and any successor thereto (including Purchaser), whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Section 5.10. The provisions of this Section 5.10 shall survive the Closing Date and are intended to be for the benefit of, and shall be enforceable by, each person named in this Section
5.10 and his or her heirs and representatives.

         5.11. THE COMPANY SUBSIDIARIES

         The Company undertakes and agrees that, if so requested by Purchaser, it shall take all necessary action to facilitate the merger of the Company Subsidiaries with Subsidiaries of Purchaser or the dissolution of such Company Subsidiaries effective at or after the Closing Date; PROVIDED HOWEVER, that in no event shall the Closing be delayed in order to facilitate any such merger or dissolution; and PROVIDED, FURTHER, HOWEVER, that the Company shall not be required to take any action that could adversely affect the qualification of the combination of the Exchange and the Upstream Merger as a reorganization within the meaning of Section 368(a) of the Code.

         5.12. NON-PROFIT SUBSIDIARIES

         Prior to Closing, the Company shall transfer to Seller or a designated Seller Subsidiary all of the outstanding equity interests in the entities set forth on SCHEDULE 5.12 (or their successors) (the "Non-Profit Subsidiaries") then owned by the Company for cash at tangible book value as of the date of transfer (which at June 30, 2002 was approximately $8.2 million) or as set forth in SCHEDULE 5.12.

         5.13. NO SOLICITATION

               (a) Neither Seller, the Company nor any of their respective Subsidiaries or affiliates shall (and Seller and the Company shall each cause its and each of its Subsidiaries' officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could lead to, a proposal or offer for a merger, consolidation, business combination, tender offer, exchange offer, recapitalization, sale of assets, sale of shares of capital stock or similar transactions involving the Company or any of its Subsidiaries, divisions or operating or business units, other than a transaction with Purchaser and/or its affiliates (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"); (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; or (iii) recommend or endorse any Acquisition Proposal. Seller and the Company further agree that they will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and, to the extent they are able to do so, require the return (or if permitted by the terms of the applicable confidentiality agreement, the destruction) of all confidential information previously provided to such parties. Seller and the Company will promptly (no later than twenty-four (24) hours after receipt by Seller or the Company of any Acquisition Proposal) notify Purchaser of any Acquisition Proposal and will promptly provide to Purchaser a description of all relevant details regarding the terms of the Acquisition Proposal, including the identity of the party making any Acquisition Proposal. Nothing in this Section
5.13 shall restrict Seller or any of its Subsidiaries or affiliates, other than the Company and the Company Subsidiaries, or their respective officers, directors, employees, agents and representatives, from engaging in any activity not involving the Company or the Company Subsidiaries or the assets thereof (other than the Non-Profit Subsidiaries) and that would not materially impede or delay the transactions contemplated by this Reorganization Agreement.

                  (b) Purchaser agrees that neither it nor any of its Subsidiaries or affiliates shall (and Purchaser shall each cause its and each of its Subsidiaries' officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, take any action with respect to Purchaser or any of its Subsidiaries, divisions or operating or business units of the type specified in clauses (i) - (iii) of Section 5.13(a) to the extent relating to an Acquisition Proposal of Purchaser or any of its Subsidiaries, divisions or operating or business units where such Proposal is (i) conditioned upon or proposed to be conditioned upon non-consummation or modification, in whole or part, of the transactions contemplated hereby or (ii) would be reasonably expected to prohibit or materially impede or delay the transactions contemplated hereby. Purchaser further agrees that it will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and, to the extent it is able to do so, require the return (or if permitted by the terms of the applicable confidentiality agreement, the destruction) of all confidential information previously provided to such parties. Purchaser will promptly (no later than twenty-four (24) hours after receipt by Purchaser of any such Acquisition Proposal) notify Seller thereof and will promptly provide to Seller a description of all relevant details regarding the terms of such Acquisition Proposal, including the identity of the party making such Acquisition Proposal.

         5.14. TAKEOVER LAWS

         No party hereto shall take any action that would cause the transactions contemplated hereby to be subject to the requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         5.15. NO CLAIMS BY SELLER

         From and after the Closing Date, Seller shall not assert or pursue against any present or former officer, director, agent or employee of the Company or any of the Company Subsidiaries, or any insurer thereof, any claim to the extent that such Person is entitled to indemnification from the Company or any of the Company Subsidiaries with respect thereto unless Seller provides equivalent indemnification to the Company or such Company Subsidiary in respect of such claim.

         5.16. ASSIGNMENT OF CONFIDENTIALITY AGREEMENT

         At the Closing, Seller shall assign to the Company all of its assignable rights (i) under the Confidentiality Agreement other than with respect to confidential information relating to Seller or the Non-Profit Subsidiaries; and (ii) under any confidentiality agreements with any Persons (other than Purchaser) insofar as the rights relate to confidential information of, or regarding, the Company and/or any of the Company Subsidiaries.

         5.17. THE COMPANY EMPLOYEES

                  (a) From and after the Closing Date, Purchaser shall provide to the individuals who are employees of the Company and the Company Subsidiaries as of the Closing Date (the

"Company Employees") while they are employed by Purchaser and the Purchaser Subsidiaries compensation and employee benefits that in the aggregate are not less favorable than those provided to similarly situated employees of Purchaser and the Purchaser Subsidiaries. The continued coverage of Company Employees under one or more employee benefit plans maintained by Company and/or any Company Subsidiary immediately prior to the Closing Date (the "Company Plans") during a transition period of no more than six months from the Closing Date shall be deemed to provide the Company Employees with benefits that in the aggregate are no less favorable than those provided to similarly situated employees of Purchaser and the Purchaser Subsidiaries.

                  (b) From and after the Closing Date, Purchaser will recognize the prior service with the Company and the Company Subsidiaries (and any predecesor entity to the extent such service was recognized by the Company or the Company Subsidiaries) of each Company Employee in connection with all Purchaser compensation and employee benefit plans in which such Company Employees are eligible to participate following the Closing Date for all purposes (other than for benefit accrual purposes under a defined benefit pension plan) to the same extent as if each such Company Employee had been an employee of Purchaser and the Purchaser Subsidiaries during the period of such prior service. From and after the Closing Date, Purchaser will (A) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Purchaser to be waived with respect to the Company Employees and their eligible dependents, and (B) give each Company Employee credit for the plan year in which the Closing Date (or transition from Company Plans to plans of Purchaser) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date.

                  (c) From and after the Closing Date, Purchaser shall assume and honor, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company and the Company Subsidiaries; provided, however, that the foregoing shall not prevent Purchaser from amending or terminating any plan, contract or agreement in accordance with its terms and applicable law. Notwithstanding anything contained herein to the contrary, Purchaser shall provide to any Company Employee whose employment with Purchaser or any Purchaser Subsidiary is terminated on, or within one year of, the Closing Date, with severance pay and severance benefits equal to the greater of the severance pay and severance benefits provided under
(i) the severance practices of Purchaser, or (ii) the Previously Disclosed severance benefit plan of the Company; provided, however, that if the Previously Disclosed severance benefit plan of the Company provides continued coverage under (A) a medical or other welfare plan as a severance benefit, such continued coverage shall be provided only if, and to the extent that, a corresponding medical or welfare plan is sponsored or maintained by Purchaser or Purchaser Subsidiaries for the benefit of similarly situated employees who are actively employed with Purchaser and the Purchaser Subsididaries or (B) a qualified or nonqualified retirement plan, Purchaser shall have the discretion to provide such continued coverage under a qualified or nonqualified retirement plan offered to similarly situated employees who are actively employed with Purchaser and the Purchaser Subsidiaries or to compensate Company Employees in cash for the value of such continued coverage.

                  (d) No provision of this Section 5.17 shall be construed (i) to limit the ability of Purchaser and the Purchaser Subsidiaries to terminate the employment of any employee at any time for any reason or to review employee benefit programs from time to time and to make such changes as they deem appropriate and (ii) to create any third party beneficiary rights in any employee or former employee of the Company or any Company Subsidiary (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) or any other matter.

                  (e) Prior to the Closing Date, subject to Purchaser's reasonable cooperation, the terms of the applicable Company Plan and applicable law, the Company shall use its best reasonable efforts to take all reasonable actions that may be timely requested by Purchaser in writing with respect to (i) causing one or more Company Plans to terminate as of the Closing Date or for benefit accrual and entitlements to cease as of the Closing Date, provided that in no event will the Company be required to terminate any tax-qualified retirement plan, non-qualified retirement plan or its severance plan, (ii) causing the continuation on and after the Closing Date of any contract, arrangement or insurance policy relating to any Company Plan for such period as may be requested by Purchaser, or (iii) cooperating with Purchaser to facilitate the merger of any Company Plan into any employee benefit plan maintained by Purchaser on or following the Closing Date.

                                   ARTICLE 6.
                              CONDITIONS PRECEDENT

         6.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER, SELLER AND THE COMPANY

         The respective obligations of the parties to effect the transactions contemplated hereby shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

                  (a) The shareholder approvals contemplated by Sections 2.3,
3.5 and 4.5 hereof, shall have been duly and validly taken;

                  (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated hereby, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied; PROVIDED, HOWEVER, that no such approval shall have imposed any condition or requirement that, in the reasonable good faith opinion of the Board of Directors of Purchaser, or in the case of Seller, the board of directors of Seller, so materially and adversely affects the anticipated economic benefits to Purchaser or Seller, respectively, of the transactions contemplated hereby as to render consummation of such transactions inadvisable;

                  (c) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which the Company or any Company Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated hereby, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on the Company;

                  (d) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated hereby;

                  (e) The shares of Purchaser Common Stock to be issued in the Exchange shall have been approved for listing on the NYSE, subject to official notice of issuance; and

                  (f) Purchaser shall have received an opinion of Arnold & Porter, and Seller shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in each case in form and substance reasonably satisfactory to Purchaser and the Company, as the case may be, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the combination of the Exchange and the Upstream Merger shall be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.1(f), Arnold & Porter and Wachtell, Lipton, Rosen & Katz, as applicable, may rely on representations and facts as provided by Purchaser, Seller and the Company, including, without limitation, the relevant representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722.

         6.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE COMPANY

         The obligations of Seller and the Company to effect the Exchange shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Seller and the Company pursuant to Section 8.3 hereof:

                  (a) The representations and warranties of Purchaser set forth in Article 4 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by the Company; PROVIDED, HOWEVER, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect; and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Purchaser;

                  (b) Purchaser shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement to be performed or complied with at or prior to the Closing Date;

                  (c) Purchaser shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chairman, CEO, Executive Vice President or Senior Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

                  (d) Seller shall have received an opinion of KPMG Dublin, in form and substance reasonably acceptable to Seller, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations or assumptions set forth or referred to in such opinion, the

Exchange will qualify for the Irish tax treatment provided for in Section 584 Taxes Consolidation Act 1997, as applied by Sections 586 and 587; and

                  (e) Purchaser shall have duly executed and delivered the Registration Rights Agreement.

         6.3. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligation of Purchaser to effect the Exchange shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Purchaser pursuant to Section 8.3 hereof:

                  (a) The representations and warranties of Seller and the Company set forth in Articles 2 and 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Purchaser; PROVIDED, HOWEVER, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect; and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Seller or the Company;

                  (b) Seller and the Company shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement to be performed or complied with at or prior to the Closing Date; and

                  (c) Seller shall have delivered to Purchaser a certificate, dated the Closing Date and signed by its Chairman, President and Chief Executive Officer or any Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied.

         6.4. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants in this Reorganization Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Closing Date other than covenants that by their terms are to survive or be performed after the Closing Date.

                                   ARTICLE 7.
                          CERTAIN POST-CLOSING MATTERS

         7.1. SELLER ACTIONS AFTER THE CLOSING DATE

                  (a) From and for as long after the Closing Date as Seller shall be a registered bank holding company of Purchaser or is deemed to control Purchaser for purposes of the federal Change in Bank Control Act, Seller shall:

                       (i) not enter into any transaction or activity that could reasonably be expected to have a Material Adverse Effect on Purchaser;

                       (ii) advise Purchaser prior to entering into any material transaction or activity;

                       (iii) file any application, notice or other filing with any financial institutions or other regulatory agency that Purchaser determines is necessary or advisable in connection with any transaction or activity contemplated by Purchaser; provided, however, that Seller shall not be required to incur any expense or make any commitment, or to make or give any such application, notice or other filing with respect to the acquisition by Purchaser of a banking institution headquartered in Ireland or Poland; and

                       (iv) provide Purchaser with access to examination reports prepared by any regulator of Seller, correspondence between Seller and any such regulator and any other documents or materials relating to the ongoing regulation and supervision of Seller.

                  (b) If, as a result of any administrative enforcement action under Section 8 of the FDIA, memorandum of understanding, written agreement, supervisory letter or any other action or determination of any regulatory agency relating to the status or conduct of Seller (but not relating to the conduct of Purchaser or any Purchaser Subsidiary), Purchaser or Purchaser Bank shall experience a Material Regulatory Event, then Purchaser shall notify Seller thereof in writing as promptly as practicable. Should Seller fail to cure the Material Regulatory Event within 90 days following the receipt of such notice (the "Cure Period"), Seller shall, as promptly as practicable but in no event later than 30 days from the end of the cure period, take any and all such actions (with the reasonable cooperation of Purchaser as requested by Seller) as may be necessary or advisable in order that it no longer has "control" of Purchaser for purposes of the Bank Holding Company Act, including, if necessary by selling some or all of its shares of Purchaser Common Stock (subject to the provisions of Section 7.3 of this Agreement) and divesting itself as required of its board and committee representation and governance rights as set forth in this Agreement. If, at the end of such 30-day period, the Material Regulatory Event is continuing and Seller has not terminated its control of Purchaser, then Purchaser shall have the right to repurchase such amount of the Purchaser Common Stock owned by Seller as would result in Seller holding no less than 4.9% of the Purchaser Common Stock, pursuant to the procedures set forth in Section 7.1(c) of this Agreement.

                  (c) The purchase price to be paid by Purchaser for any purchase of Purchaser Common Stock pursuant to this Section 7.1 shall be at the Fair Market Value of such Purchaser Common Stock as of the date of the written notice contemplated by the first sentence of Section 7.1(b). Settlement for the Purchaser Common Stock to be purchased by Purchaser or its designee pursuant to this Section 7.1 shall be thirty (30) calendar days after the end of the 30-day period set forth in Section 7.1(b) hereof or such other date as may be agreed upon by Purchaser and Seller; PROVIDED, HOWEVER, that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, Purchaser or its designee, as appropriate, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed and; PROVIDED, FURTHER, that if, within the 30-day time period, Purchaser notifies Seller of Purchaser's desire to raise funds to consummate the purchase, the closing shall be delayed for a reasonable period of time to allow Purchaser to raise such capital. At such settlement, (i) Purchaser or its designee shall deliver the consideration for such Purchaser Common Stock to Seller; and (ii) Seller shall deliver properly endorsed stock certificates representing such Purchaser Common Stock to Purchaser or its designee.

         7.2. INVESTMENT PARAMETERS

                  (a) Seller agrees that, from the Closing Date through the second anniversary of the Sunset Date, without prior written consent of the Board of Directors of Purchaser specifically expressed in a resolution adopted by a majority of the directors, Seller and the Seller's Subsidiaries shall not directly or indirectly:

                       (i) acquire, offer or propose to acquire, or agree to acquire (except in any case, by way of stock dividends or other distributions or offerings made available to holders of Purchaser Common Stock, generally, or to Purchaser's non-employee directors pursuant to any compensatory plan of Purchaser; PROVIDED, that any such securities so received shall be subject to the provisions hereof), directly or indirectly, whether by purchase, tender or exchange offer, through acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other "group" (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, any shares Purchaser Common Stock that would result in Seller and Seller's Subsidiaries holding, in the aggregate, more than twenty-five percent (25%) of the then outstanding shares of Purchaser Common Stock; PROVIDED, that in the event Seller at any time beneficially owns twenty two and one-half percent (22.5%) or more of the outstanding shares of Purchaser Common Stock and Purchaser engages in a share buyback excluding any buyback of shares as contemplated by Section 7.2(c) or 7.2(e) then Seller agrees to sell, transfer or otherwise dispose of such proportionate number of shares (the "Excess Shares") as is required to avoid any net increase in Seller's proportionate ownership interest in Purchaser Common Stock as a result of such Purchaser buyback, it being agreed that such sale, transfer or disposition shall occur as promptly as Seller determines to be reasonably practicable and in compliance with Sections 7.3(b) through 7.3(e) hereof, PROVIDED that nothing herein shall be deemed to require Seller or any Seller Subsidiary to dispose of any Excess Shares at any particular time if to do so at such time would violate, or expose Seller or such Seller Subsidiary to liability under, any applicable securities laws; and PROVIDED, FURTHER, that Purchaser shall provide such assistance as Seller may reasonably request in so reducing its ownership level; and PROVIDED FURTHER, that Purchaser shall arrange for any reasonable registration rights which Seller may require to consummate any such sale, transfer or disposition at Purchaser's sole expense and without affecting Seller's other rights as set forth under Section 7.4 hereof.

                       (ii) make, or in any way participate, directly or indirectly, in any "solicitation" (as such term is used in the proxy rules of the SEC) of proxies or consents, seek to advise, encourage or influence any Person with respect to the voting of any shares of Purchaser Common Stock, initiate, propose or otherwise "solicit" (as such term is used in the proxy rules of the SEC) shareholders of Purchaser for the approval of shareholder proposals whether made pursuant to Rule 14a-8 under the Exchange Act or otherwise, induce or attempt to induce any other Person to initiate any such shareholder proposal, or otherwise communicate with the shareholders of Purchaser or others pursuant to Rule 14a-1(1)(2)(iv) under the Exchange Act;

                       (iii) make any public announcement with respect to any proposal or offer by Seller or any Seller Subsidiary with respect to any merger, consolidation, business combination, tender or exchange offer, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving Purchaser or any of the Purchaser Subsidiaries;

                       (iv) form or join in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of Purchaser Common Stock;

                       (v) deposit any shares of Purchaser Common Stock in any voting trust or subject any shares of Purchaser Common Stock to any arrangement or agreement with respect to the voting of any shares of Purchaser Common Stock;

                       (vi) execute any written consent as a shareholder with respect to Purchaser or the Purchaser Common Stock;

                       (vii) otherwise act, alone or in concert with any Person or Persons, to control or seek to control or influence or seek to influence the management, the Board of Directors of Purchaser or policies of Purchaser, including through communications with shareholders of Purchaser or otherwise, other than through non-public communications with the directors of Purchaser, including the Seller Designees acting in their capacity as directors of Purchaser;

                       (viii) seek, alone or in concert with any other Person or Persons, (1) to call a meeting of shareholders, (2) representation on the Board of Directors of Purchaser, except as specifically set forth in Section 5.9(e) hereof, or (3) the removal of any member of the Board of Directors of Purchaser;

                       (ix) solicit, initiate or encourage any Person concerning any merger, tender offer, purchase of assets, purchase of securities, business combination or strategic transaction involving Purchaser or any of the Purchaser Subsidiaries;

                       (x) make any publicly disclosed proposal regarding any of the foregoing; or

                       (xi) take or cause others to take any action inconsistent with the foregoing.

                  (b) Notwithstanding the foregoing, in the event that (i) a third party commences, or publicly announces its intention to commence, a tender offer or exchange offer and, within a reasonable time thereafter, the Board of Directors of Purchaser has not recommended that the shareholders of Purchaser not accept such offer or has failed to adopt a shareholder rights plan in response thereto (PROVIDED that the Seller Designees shall not have opposed the adoption of such shareholder rights plan) or (ii) Purchaser or Purchaser Bank becomes subject to any regulatory capital directive or becomes an institution in "troubled" condition under Regulation Y of Board of Governors of the Federal Reserve or comparable regulation, the restrictions on Seller set forth in Section 7.2(a) shall no longer apply; provided, however, that in the event the tender offer or exchange offer is not commenced or consummated in accordance with its terms, the restrictions on Seller set forth in Section 7.2(a) shall thereafter continue to apply.

                  (c) Subject to applicable law, in the event that, as of the Closing Date, the Stock Consideration is less than twenty-two and one half percent (22.5%) of the issued and outstanding shares of Purchaser Common Stock immediately following such issuance, Purchaser shall repurchase during the period from the Closing Date to December 31, 2003 such number of outstanding shares of Purchaser Common Stock as would result in the Stock Consideration being equal to twenty-two and one half percent (22.5%) of the issued and outstanding shares of Purchaser Common Stock as of the Closing Date.

                  (d) After the Closing Date and until the Sunset Date, and subject to applicable law and receipt by Seller of any required regulatory approvals (in respect of which Purchaser shall cooperate fully and expeditiously with Seller), upon the occurrence of any Issuance Event, Purchaser shall give Seller prompt written notice of such Issuance Event, and upon the receipt by Purchaser of a written request from Seller delivered within twenty (20) days after receipt by Seller of such written notice of the Issuance Event, Purchaser shall sell to Seller such number of shares of Purchaser Common Stock specified in such written request from Seller; PROVIDED that in no event shall Seller be entitled to purchase shares of Purchaser Common Stock that would result in Seller being the beneficial owner of more than twenty-two and one half percent (22.5%) of the issued and outstanding shares of Purchaser Common Stock (the "Seller Maintenance Rights"). The per share purchase price for such shares shall be the Fair Market Value. The determination of whether a Sunset Date has occurred for purposes of this Section 7.2(d) shall be made without taking into account the Issuance Event that would be the subject of the notice hereunder, or any other Issuance Event if (x) Seller has with respect to such Issuance Event timely delivered and not rescinded to Purchaser a written request to purchase shares of Purchaser Common Stock (to the extent of such shares of Purchaser Common Stock covered thereby), or (y) the 20-day period for Seller to give written notice of its intention to purchase shares of Purchaser Common Stock in respect of such Issuance Event has not yet expired, except to the extent that Seller has provided written notice to Purchaser that it will not purchase any shares of Purchaser Common Stock in respect of such Issuance Event.

                  (e) While the Seller has Seller Maintenance Rights pursuant to
Section 7.2(d), with respect to issuances of any Purchaser Common Stock or restricted Purchaser Common Stock pursuant to an Employee Issuance, Purchaser shall as soon as reasonably practicable taking into account applicable law, regulatory capital requirements, capital planning and risk management, take such necessary actions so that Seller's proportionate ownership of Purchaser Common Stock is not reduced as the result of such issuances, including by funding such issuances through purchases of Purchaser Common Stock in the open market or by undertaking share repurchase programs. Notwithstanding any other provision of this Agreement, no reduction in Seller's percentage ownership of the Purchaser Common Stock resulting from any issuance of shares that are subject to Purchaser's repurchase obligation under this Section 7.2(e) or Section 7.2(d) shall be taken into account in determining whether the Sunset Date has occurred or whether any of Seller's other rights hereunder have terminated or in measuring Seller's proportionate interest for purposes of this Section 7.2(e).

         7.3. SALE OF PURCHASER COMMON STOCK; RIGHT OF FIRST REFUSAL IN CERTAIN CIRCUMSTANCES

                  (a) For so long as Seller holds five percent (5%) or more of the outstanding shares of Purchaser Common Stock, Seller shall not dispose of any of its shares of Purchaser Common Stock except, subject to the terms and conditions of this Agreement (including Section 2.9(b)) and applicable law, (i) in a widely dispersed public distribution; (ii) a private placement in which no one party acquires the right to purchase more than two percent (2.0)% of the outstanding shares of Purchaser Common Stock; (iii) an assignment to a single party (such as a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Seller's behalf; (iv) pursuant to Rule 144 under the Securities Act; (v) pursuant to a tender or exchange offer to Purchaser's stockholders not opposed by Purchaser's Board of Directors, or open market purchase programs made by Purchaser; (vi) with the consent of Purchaser, which consent shall not be unreasonably withheld, to a Subsidiary of Seller of which Seller, directly or indirectly, owns at least 80% of the securities entitled, in the ordinary course, to elect a majority of the directors of such Subsidiary, and such Subsidiary agrees in writing to be bound by the provisions of this Agreement and Seller remains bound by the provisions of this Agreement; or (vii) pursuant to the right of first refusal provisions set forth in Sections 7.3(b) through (e) below;

                  (b) Until such time as Seller no longer holds at least five percent (5%) of the outstanding shares of Purchaser Common Stock, if Seller wishes to sell or otherwise transfer any of its shares of Purchaser Common Stock other than in accordance with Section 7.3(a)(i) through (vii) above, Seller shall give written notice ("Offer Notice") of the proposed transaction to Purchaser (i) identifying the proposed transferee; and (ii) setting forth the proposed terms of such sale or transfer of the Purchaser Common Stock, which shall be limited to transactions involving cash, cash equivalents or marketable securities against delivery of the Purchaser Common Stock. The giving by Seller of an Offer Notice shall be deemed to be an offer to sell the Purchaser Common Stock subject to the Offer Notice to Purchaser or its designee for a purchase price equal to the value proposed to be paid by the proposed purchaser.

                  (c) Within twenty (20) days of receipt of such Offer Notice, Purchaser must notify Seller whether Purchaser or a designee (which designee must be capable of consummatng the acquisition) shall exercise the right to purchase all (but not less than all) of the shares of Purchaser Common Stock subject to the Offer Notice. If Purchaser does not respond to the Offer Notice within the allotted twenty (20) day period, Purchaser shall be deemed to waive its right to purchase the shares of Purchaser Common Stock subject to such Offer Notice.

                  (d) Settlement for the shares of Purchase Common Stock to be purchased by Purchaser or its designee pursuant to Section 7.3(c) shall be no later than twenty (20) calendar days after the expiration of the twenty (20) day period provided for in Section 7.3(c) or such other date as may be agreed to by Purchaser or its designee and Seller; PROVIDED, HOWEVER, that if (i) prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, (ii) Purchaser or its designee, as appropriate, promptly files the required notice or application for approval and expeditiously processes the same, and (iii) Purchaser has entered into a written agreement with Seller to purchase such shares of Purchaser Common Stock (with consummation by Purchaser of such purchase conditioned only upon receipt of the applicable regulatory approval and/or expiration of any applicable notice or waiting period with respect thereto), then the settlement date that would otherwise occur pursuant to this sentence shall instead occur on the first date permitted under applicable law. At such settlement, (i) Purchaser or its designee shall deliver the consideration for such shares of Purchaser Common Stock to Seller; and (ii) Seller shall deliver properly endorsed stock certificates representing such shares of Purchaser Common Stock to Purchaser or its designee.

                  (e) Seller may within three (3) months from the date of the Offer Notice, if Purchaser or its designee does not exercise the purchase right, sell or transfer all or a portion of the shares of Purchaser Common Stock which were subject to the Offer Notice and not purchased by Purchaser or its designee pursuant to Section 7.3(d), to the proposed purchaser identified in the Offer Notice at a purchase price equal to or greater than the purchase price specified by Seller in the Offer Notice (provided that any purchase price determined pursuant to a formula based on the market price of Purchaser Common Stock shall be deemed to be at least equal to the purchase price specified by Seller in the Offer Notice so long as the same formula is utilized in determining the actual purchase price at the time of sale or transfer); PROVIDED, HOWEVER, that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such sale or transfer, Seller shall promptly file the required notice or application for approval and shall expeditiously process the same and the sale or transfer shall instead occur on the first date permitted under applicable law. If Seller does not sell or transfer the shares of Purchaser Common Stock in the period provided for in this
Section 7.3(e), any sale or transfer by Seller of any shares of Purchaser Common Stock after such period shall again be subject to this Section 7.3.

         7.4. REGISTRATION RIGHTS

         Purchaser and Seller shall enter into the Registration Rights Agreement in the form attached as EXHIBIT C effective as of the Closing Date.

         7.5. TAX MATTERS

                  (a) Purchaser shall withhold taxes from the Consideration as required under Section 1445 of the Code unless Seller shall have provided to Purchaser a certificate from the Company, dated no more than thirty (30) days prior to the Closing Date, and signed by a responsible corporate officer of the Company, under penalties of perjury, to the effect that, to such responsible corporate officer's knowledge and belief, Seller's interest in Company is not a "United States real property interest," as that term is defined in Section 897(c) of the Code.

                  (b) Pursuant to Section 9.1(a) and SCHEDULE 9.1(a) of this Agreement, Seller shall indemnify Purchaser for, and hold Purchaser harmless from, all Taxes for which the Company becomes liable as a result of the transfer of the Non-Profit Subsidiaries pursuant to Section 5.12 of this Agreement (the "Section 5.12 Taxes"). Purchaser and Seller shall treat the amount reasonably determined by Seller or a qualified appraiser selected by Seller as the fair market value of the Non-Profit Subsidiaries for all Tax purposes unless otherwise required by a determination within the meaning of Section 1313(a) of the Code (or a comparable provision of state, local or foreign law). Purchaser shall cause the Company to file its Tax Returns in a manner consistent with the values so determined. Seller shall have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any taxing authority (a "Tax Proceeding") relating to Section 5.12 Taxes; provided, however, that Seller shall not settle or compromise any such Tax Proceeding, if such action could reasonably be expected to have an adverse impact on Purchaser or any Purchaser Subsidiary (including the Company and the Company Subsidiaries after the Closing), without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

                  (c) After the Closing Date, each of Purchaser and Seller shall (and shall cause their respective Subsidiaries to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with filing of Tax Returns with respect to the Company and its Subsidiaries and in any Tax Proceeding of the Company and its Subsidiaries. Such assistance and cooperation shall include, but is not limited to, the following:

                       (i) assisting the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

                       (ii) cooperating fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns with respect to the Company and its Subsidiaries; and

                       (iii) making available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes with respect to the Company and its Subsidiaries.

                  (d) Commencing on the Closing Date, Seller shall (and shall cause its Subsidiaries to) retain until ninety (90) days after the expiration of any applicable statutes of limitations, and Purchaser shall have access to, and the right to copy, at its expense, during usual business hours upon reasonable prior notice to Seller, copies of all Tax Returns, work schedules and other books, records or information which Seller possesses relating to the Company and its Subsidiaries and which may be reasonably required by Purchaser in connection with its Tax matters (including as may be necessary to enable Purchaser to prepare for or to respond to any Tax audit).

                  (e) Commencing on the Closing Date, Purchaser shall (and shall cause its Subsidiaries to) retain until ninety (90) days after the expiration of any applicable statutes of limitations, and Seller shall have access to, and the right to copy, at its expense, during usual business hours upon reasonable prior notice to Purchaser, copies of all Tax Returns, work schedules and other books, records or information which Purchaser possesses relating to the Company and its Subsidiaries and which may be reasonably required by Seller in connection with its Tax matters (including as may be necessary to enable Seller to prepare for or to respond to any Tax audit).



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

         7.6. NON COMPETITION AND NON SOLICITATION

                  (a) Until such time as Seller is no longer deemed to "control" Purchaser for purposes of the Bank Holding Company Act or the federal Change in Bank Control Act, if Seller were to directly or indirectly acquire an insured depository institution that had total assets in excess of 25% of the assets of the largest insured depository institution Purchaser Subsidiary, then Seller would within two (2) years following the effective date of such acquisition either (x) terminate its affiliation with such insured depository institution, or (y) take such steps as may be necessary (including disposing of shares of Purchaser Common Stock subject to the provisions of Section 7.3 of this Agreement and/or surrendering its governance and representation rights) so that, with respect to such insured depository institution, the insured depository institutions that were controlled by Purchaser would no longer subject to the "cross-guarantee" provisions of Section 5(e) of the FDIA as a result of such institutions being deemed to be under common control of Seller. Notwithstanding the foregoing, if at any time such depository institution subsidiary under common control of Seller fails to meet the applicable requirements to be at least "adequately capitalized" under applicable U.S. banking laws, then, if such insured depository institution is not sooner returned to at least "adequately capitalized" status, Seller will take the steps contemplated by the preceding sentence no later than 180 days after the date that such insured depository institution fails to meet such requirement.

                  (b) Seller agrees that, for a period beginning on the date of this Agreement and ending on the later of the Sunset Date and the date two years following the Closing Date, neither Seller nor its affiliates will solicit for employment any of the Company Employees; provided, however, that it is understood that this Section 7.6(b) shall not prohibit: (i) solicitation of any Company Employee who contacts Seller or any affiliate of Seller on his or her own initiative without any solicitation by or encouragement from Seller or any affiliate of Seller (excluding any solicitation by a professional search firm where Seller or an affiliate of Seller has not directed such firm to solicit that person); (ii) generalized solicitations by advertising and the like which are not directed to the Company Employees; (iii) solicitations of Company Employees whose employment was terminated by Purchaser or the Company; or (iv) solicitations of Company Employees who have terminated their employment with the Company or any Company Subsidiary without any prior solicitation (which would otherwise violate this Section 7.6(b)) by Seller or any affiliate of Seller.

                  (c) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.6, any term, restriction, covenant, or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall not thereby be terminated but that it shall be deemed modified to the extent necessary to make it enforceable by such court or agency and, if it cannot be so modified, that it shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Section 7.6 in the particular jurisdiction in which such adjudication is made.

         7.7. ADDITIONAL AGREEMENTS

         The parties agree to take the further actions set forth in Schedule
7.7.



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

                                   ARTICLE 8.
                        TERMINATION, WAIVER AND AMENDMENT

         8.1. TERMINATION

         This Reorganization Agreement may be terminated, either before or after approval by the shareholders of the Company or Purchaser:

                  (a) At any time on or prior to the Closing Date, by the mutual consent in writing of the parties hereto;

                  (b) At any time on or prior to the Closing Date, by Purchaser in writing, if Seller or the Company has, or by Seller in writing, if Purchaser has, in any material respect, breached (i) any covenant or agreement contained herein; or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of forty-five (45) days after the date on which written notice of such breach is given to the party committing such breach, and (y) such breach would, assuming its existence or continuance as of the Closing Date, entitle the non-breaching party not to consummate the transactions contemplated hereby under Article 6 hereof;

                  (c) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 5.3 hereof have been finally denied, and the time period for all appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Exchange;

                  (d) At any time, by any party hereto in writing, if the shareholders of Purchaser do not approve the issuance of Purchaser Common Stock pursuant to this Agreement or the shareholders of Seller do not approve the transactions contemplated by the Reorganization Agreement, in either case at the meeting of shareholders duly called for that purpose; or


                  (e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on July 1, 2003 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

         8.2. EFFECT OF TERMINATION

         In the event this Reorganization Agreement is terminated pursuant to
Section 8.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality, takeover laws and expenses set forth in Sections 5.5, 5.14 and 10.1 hereof, respectively, shall survive any such termination; and (ii) a termination pursuant to Section 8.1(b)(i) or 8.1(b)(ii) hereof shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

         8.3. WAIVER

         Except where prohibited by law, Purchaser and Seller, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement by the shareholders of Purchaser and the Company) extend the time for the performance of any of the obligations or other acts of Seller or the Company, on the one hand, or Purchaser, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement or any document delivered pursuant hereto; (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by such parties of any of its obligations set out herein.

         8.4. AMENDMENT OR SUPPLEMENT

         This Reorganization Agreement may be amended or supplemented at any time only by mutual agreement of the parties hereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby.

                                   ARTICLE 9.
                     INDEMNIFICATION BY SELLER AND PURCHASER

         9.1. INDEMNIFICATION OBLIGATION BY SELLER AND PURCHASER

                  (a) From and after the Closing Date, Seller hereby agrees to indemnify Purchaser, its Subsidiaries and affiliates and their respective officers, directors, employees and agents (collectively, the "Indemnified Purchaser Parties"), and agrees to hold each of them harmless from and against any and all actions, suits, proceedings, demands, assessments, judgments, claims, liabilities, losses, costs, damages or expenses (including, without limitation, Taxes, interest, penalties, reasonable expenses of investigation and reasonable attorneys' fees, expenses and disbursements in connection with any action, suit or proceeding against such Person or in enforcing its rights under this Agreement) (collectively, the "Damages"), to the extent such Damages are suffered, paid or incurred by such Person resulting from, caused by, or arising in connection with the matters set forth in SCHEDULE 9.1(a) hereto; provided, however, that nothing in this Article 9 shall be deemed to provide rights in addition to those set forth in Section 5.10 in respect of the persons described therein.

                  (b) From and after the Closing Date, Purchaser hereby agrees to indemnify Seller, its Subsidiaries and affiliates (other than Purchaser and its Subsidiaries) and their respective officers, directors, employees and agents (collectively, the "Indemnified Seller Parties" and, together with the Indemnified Purchaser Parties, the "Indemnified Parties"), and agrees to hold each of them harmless from and against any and all Damages, to the extent such Damages are suffered, paid or incurred by such Person resulting from, caused by, or arising in connection with the matters set forth in SCHEDULE 9.1(b) hereto.

                  (c) In calculating any amount due hereunder in respect of Damages, Damages (i) shall be reduced by (x) any amounts actually recovered by the Indemnified Party under insurance policies or third party indemnification obligations or other rights of recovery with respect to such Damages, (y) the amount of any net Tax Benefit realized by the Indemnified

Party from the incurrence or payment of such Damages, and (z) the amount of any identified reserves reflected on the Company Financial Statements as of June 30, 2002 and not utilized prior to the Closing Date in respect of such Damages and
(ii) shall be increased by the amount of any net Tax cost incurred by the Indemnified Party as a result of the receipt of such indemnity payments (grossed up for such increase). "Tax Benefit" shall mean the excess of (i) Taxes that would have been incurred by the Indemnified Party if the Damages had not been incurred by the Indemnified Party, over (ii) the actual Taxes payable by the Indemnified Party.

         9.2. CLAIMS PROCEDURES

         Subject in the case of any Tax Proceeding to the provisions of Section 7.5(c), all claims for indemnification by an Indemnified Party hereunder (other than with respect to Section 5.12 Taxes, which shall be governed by Section 7.5(b)) shall be asserted and resolved as follows:

                  (a) In the event that any claim or demand (including, without limitation, a Tax Proceeding) for which an Indemnified Party may claim indemnity is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall notify Seller, or Purchaser, as applicable (in such capacity, the "Indemnifying Party") promptly following the receipt by the Indemnified Party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Failure of an Indemnified Party to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party for such claim or demand except to the extent that the Indemnifying Party is in fact prejudiced by the delay in giving notice. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, upon the Indemnified Party's receipt thereof, copies of all notices and documents (including court Paper) received by such Indemnified Party relating to the claim that are not separately addressed to the Indemnifying Party. Any Indemnified Party against whom a claim or demand (including, without limitation, a Tax Proceeding) is asserted by a third party shall have the right, without prejudice to any right of indemnification hereunder, to respond to such claim or demand (whether by answer, denial, request for extension of time or other action) within any applicable time period, to the extent necessary to preserve any rights or remedies it or any other party may have against the Person making such claim or demand. The Indemnified Party and the Indemnifying Party shall cooperate in the defense of any claim or demand (including, without limitation, a Tax Proceeding) with respect to which indemnification is available under this Article 9.

                  (b) The Indemnifying Party shall have forty-five (45) days from the date on which the Claim Notice is duly given (the "Notice Period") to notify the Indemnified Party (A) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (B) whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand. If the Indemnifying Party does not notify an Indemnified Party within the Notice Period that it disputes its liability to the Indemnified Party, the Indemnified Party may, with the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), resist, settle or otherwise compromise, or pay such claim or demand.

                  (c) In the event the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such a claim or demand from the Indemnified Party, then, except as hereinafter provided, the Indemnifying Party shall defend, at its sole cost and expense, the Indemnified Party by appropriate proceedings, shall use its reasonable best efforts to settle or prosecute such proceedings to a final conclusion in such a manner as to avoid any reasonable risk of the Indemnified Party (and the Company or any of its Subsidiaries) becoming subject to any injunctive or other equitable order or relief or to liability for any other matter, and shall control the conduct of such defense; PROVIDED, HOWEVER, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise that (A) except in the case of a Tax Proceeding, does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation, or (B) requires the Indemnified Party to admit any wrongdoing. If the Indemnifying Party has so assumed the defense of the claim or demand, it shall not be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of such claim or demand, other than reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. Prior to the Indemnifying Party's settling any claim or demand the defense of which it has assumed control, the Indemnifying Party shall obtain the Indemnified Party's written consent, such consent not to be unreasonably withheld. If the Indemnifying Party has assumed the defense of any claim, it shall keep the Indemnified Party fully apprised at all times as to the status of the defense.

                  (d) If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. To the extent that the Indemnifying Party elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party
(i) may retain counsel and control the defense of such proceeding and (ii) shall keep the Indemnifying Party fully apprised at all times as to the status of the defense. If the Indemnifying Party does not assume the defense of the applicable third-party claim, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party (PROVIDED that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel).

                  (e) In the event an Indemnified Party should have a claim against an Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from the Indemnified Party (or any Subsidiary of the Indemnified Party) by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party promptly of discover of such claim. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, such claim specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party under Section 9.1(a) or 9.1(b), as the case may be, if the Indemnifying Party does not notify the Indemnified Party that it disputes its liability to the Indemnified Party under Section 9.1(a) or 9.1(b), as the case may be, within twenty (20) days following its receipt of a second notice delivered (i) in person to the individual serving as the chief legal officer of Seller or Purchaser, as the case may be, if the amount of such claim is less than $1.0 million ($1,000,000)



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

and (ii), if the amount of such claim is greater than $1.0 million ($1,000,000), such notice is also delivered in person to the individual serving as the chief financial officer of Seller or Purchaser, as the case may be, and at such time as the second twenty (20) day period ends, the Indemnifying Party shall pay the amount of such Damages.

                  (f) All payments made with respect to the rights of indemnity under this Article 9 shall be treated as purchase price adjustments.

                  (g) Following the Closing, except in the case of common law fraud or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the sole and exclusive remedy of an Indemnified Party with respect to any and all claims arising with respect to the matters for which indemnification is provided in this Article 9 shall be pursuant to the indemnification provisions set forth in this Article 9.

                                  ARTICLE 10.
                                  MISCELLANEOUS

         10.1. EXPENSES

         Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that Purchaser and Seller each shall bear and pay fifty percent (50%) of all printing and applicable mailing costs and filing fees associated with the Information Statement and the General Meeting Circular, in the case of Seller or the Company, and the Proxy Statement, in the case of Purchaser, PROVIDED, that Seller shall bear and pay all costs related to Seller's or the Company's actions and obligations in connection with the transactions contemplated hereby (including, but not limited to, transactions costs, investment bank fees, legal fees and filing fees, but not including expenses relating to actions taken by the Company after the date hereof at the request of Purchaser or, except as may otherwise be agreed, pursuant hereto relating to the conversion of systems, post-closing integration or like matters or costs of the insurance policy contemplated by Section 5.10(b) hereof) and such costs shall not be borne or paid by the Company or any Company Subsidiary.

         10.2. DISCLOSURE

         Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any information Previously Disclosed is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any information Previously Disclosed is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any information Previously Disclosed is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any information Previously Disclosed is or is not in the ordinary course of business for purposes of this Agreement.

         10.3. ENTIRE AGREEMENT

         This Reorganization Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and the Confidentiality Agreement. The terms and conditions of this Reorganization Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Except as specifically set forth herein nothing in this Reorganization Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Reorganization Agreement, the Exchange and any Agreement and Plan of Merger applicable to the Upstream Merger, taken together, shall constitute a plan of reorganization within the meaning of Sections 354 and 361 of the Code.

         10.4. NO ASSIGNMENT

         No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other Person.

         10.5. ALTERNATIVE STRUCTURE

         Notwithstanding any provision of this Reorganization Agreement to the contrary, Purchaser may, with the written consent of Seller, which shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of the Company and the Company Subsidiaries set forth herein; PROVIDED, that (i) the Tax consequences of any transactions created by such modification shall not be other than those contemplated by Sections 6.1(f) and 6.2(d) hereof; (ii) the consideration to be paid to Seller, as the sole shareholder of the Company Common Stock, is not thereby changed in kind or reduced in amount as a result of such modification; and (iii) such modification; shall not materially delay or jeopardize the consummation of the transactions contemplated hereby.

         10.6. NOTICES

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

         If to Seller:

              Allied Irish Banks, plc
              Bankcentre, Ballsbridge
              Dublin 4, Ireland



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

              Attn: Bryan Sheridan
                    Group Law Agent
              Facsimile No: 011-353-1-668-9677

         If to the Company:

              Allfirst Financial Inc.
              The Allfirst Building
              25 South Charles Street
              Baltimore, Maryland 21201
              Attn:  Greg Thoreson
                     Vice President and General Counsel
              Facsimile No: (410) 244-3817

         With a required copy to:

             Wachtell, Lipton, Rosen & Katz
             51 West 52nd Street
             New York, New York 10019
             Attn:  Edward D. Herlihy, Esq.
             Facsimile No: (212) 403-2000

         If to Purchaser:

              M&T Bank Corporation
              One M&T Plaza
              Buffalo, New York  14229
              Attn:  Michael Pinto
                     Executive Vice President and Chief Financial Officer
              Facsimile No: (716) 842-5177

         With a required copy to:

              M&T Bank Corporation
              One M&T Plaza
              Buffalo, New York  14229
              Attn:  Richard A. Lammert, Esquire
                     Senior Vice President and General Counsel
              Facsimile No: (716) 842-5177
         and to:

              Arnold & Porter
              555 Twelfth Street, N.W.
              Washington, D.C.  20004
              Attn:  Steven Kaplan, Esquire
              Facsimile No: (202) 942-5999


         10.7. CAPTIONS

         The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

         10.8. COUNTERPARTS

         This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         10.9. REMEDIES

         Each of the parties hereto, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of Damages, shall be entitled to specific performance of its rights under this Agreement. Each of the parties agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by any such party of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

         10.10. GOVERNING LAW

                  (a) This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

                  (b) Any action brought in connection with this Agreement shall be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, which courts shall have exclusive jurisdiction. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

                  (c) By the execution and delivery of this Agreement, each of the parties hereto submits to the personal jurisdiction of any court of the State of New York located in the City of New York or of the United States of America for the Southern District of New York in any



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

action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.

                  (d) To the extent that Seller or the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Seller and the Company each hereby irrevocably waive such immunity in respect of its obligations with respect to this Agreement.

                  (e) Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 10.10.



            [Remainder of this page left intentionally blank, signatures appear on the following page.]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


                                 M&T Bank Corporation


                            By   /s/ Michael P. Pinto
                              -----------------------------------------------
                                 Name:  Michael P. Pinto
                                 Title: Executive Vice President and
                                        Chief Financial Officer




                                 Allied Irish Banks, p.l.c.



                            By   /s/ Michael D. Buckley
                              -----------------------------------------------
                                 Name:  Michael D. Buckley
                                 Title: Group Chief Executive



                                 Allfirst Financial Inc.



                            By   /s/ Eugene J. Sheehy
                              -----------------------------------------------
                                 Name:  Eugene J. Sheehy
                                 Title: Chairman and Chief Executive Officer

                                 Schedule 5.9(c)
                        Veto and Supermajority Provisions

         I. From and after the Closing Date and until the Sunset Date, unless the Executive Committee or Nomination and Compensation Committee, as applicable, shall have, by the appropriate affirmative vote of the applicable Committee members, including the affirmative vote of the Seller Designee on such Committee, previously approved and recommended such action or recommendation to the Purchaser Board of Directors, the Purchaser Board of Directors shall not take, or make any recommendation to Purchaser shareholders with respect to, any of the following:

         (i) Any amendment of the Purchaser Certificate of Incorporation, Bylaws or the Charters that would be inconsistent with this SCHEDULE 5.9(c) or would otherwise have an adverse effect on the board representation, committee representation or other rights of Seller contemplated by the Agreement;

         (ii)     Any activity not permissible for a U.S. bank holding company;

         (iii) The adoption of any stockholder rights plan or other measures having the purpose or effect of preventing or materially delaying completion of any transaction involving a Purchaser Change in Control; and

         (iv) Any public announcement by Purchaser or any affiliate of Purchaser disclosing Purchaser's desire or intention to take any of the foregoing actions prior to obtaining the requisite Committee approval.

         II. From and after the Closing Date and until the Sunset Date, unless the Executive Committee or Nomination and Compensation Committee, as applicable, shall have, by the requisite affirmative vote of the members of such Committee such that the members not voting in favor of such matter do not include both the Seller Designee on such Committee and at least one other member thereof, previously approved and recommended such action or recommendation to the Purchaser Board of Directors, the Purchaser Board of Directors shall not take, or make any recommendation to Purchaser shareholders with respect to, any of the following:

         (i) Any reduction in Purchaser's cash dividend policy such that the ratio of cash dividends to net income is not at least fifteen percent (15%), or any extraordinary dividends or distributions to holders of Purchaser Common Stock;

         (ii) Any acquisition (in one transaction or a series of related transactions), directly or indirectly, by Purchaser or any Purchaser Subsidiary (except from Purchaser or a wholly owned Subsidiary of Purchaser) of any assets or businesses, in one transaction or a series of related transactions (whether by merger, tender or exchange offer, asset purchase or otherwise) in which the consideration paid by Purchaser (A) if in shares of Purchaser Common Stock, will exceed ten percent (10%) of the aggregate voting power of the outstanding voting securities of Purchaser as of the date that Purchaser or any such Subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as of the date that the corporation or any such subsidiary enters into a definitive agreement to effect the last of such related transactions, or (B) if in cash, property or Purchaser Common Stock or other securities of the corporation, has a fair market value at the time of the execution by Purchaser or such Subsidiary of a definitive agreement to effect such transaction which will exceed ten percent (10%) of the Fair Market Value of Purchaser Common Stock as of the date that Purchaser or any such Subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, at the time of the execution by Purchaser or such Subsidiary of a definitive agreement to effect the last of such related transactions, which will exceed ten percent (10%) of the Fair Market Value of Purchaser Common Stock as of the date that the corporation or any such subsidiary enters into a definitive agreement to effect the last of such related transactions;

         (iii) Any disposition (in one transaction or a series of related transactions), directly or indirectly, by Purchaser or any Purchaser Subsidiary (except to Purchaser or 80% or more owned Subsidiary of Purchaser) of any assets or businesses, in one transaction or a series of related transactions (whether by merger, tender or exchange offer, asset purchase or otherwise) in which the value of the aggregate consideration to be received in respect of the assets disposed of exceeds ten percent (10%) of the Fair Market Value of Purchaser Common Stock as of the date that Purchaser or any such Subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as of the date that the corporation or any such subsidiary enters into a definitive agreement to effect the last of such related transactions;

         (iv) Any voluntary liquidation or dissolution of Purchaser or the submission of any proposal to Purchaser's stockholders to liquidate or dissolve Purchaser;

         (v) The appointment or election of the Chairman of the Board of Directors or the Chief Executive Officer of Purchaser; and

         (vi) Any public announcement by Purchaser or any affiliate of Purchaser disclosing Purchaser's desire or intention to take any of the foregoing actions prior to obtaining the requisite Committee approval.

                   OMITTED SCHEDULES AND SIMILAR ATTACHMENTS

                                   Exhibit A
                    Signatories of Voting Support Agreement

                                   Exhibit B
                        Form of Voting Support Agreement

                                   Exhibit C
                     Form of Registration Rights Agreement

                                  Schedule 5.12
                             Non-Profit Subsidiaries

                                  Schedule 7.7
                              Additional Agreements

                                 Schedule 9.1(a)
                         Seller Indemnification Matters

                                 Schedule 9.1(b)
                        Purchaser Indemnification Matters

The above listed schedules and similar attachments have been omitted upon reliance on the instructions set forth in Item 601(b)(2) of Regulation S-K. M&T Bank Corporation agrees to furnish supplementally a copy of any omitted schedule and similar attachment to the Commission upon request.